Exhibit 10.1

MERGER AGREEMENT

by and among

VUTEK, INC.

ELECTRONICS FOR IMAGING, INC.

and

EFI MERGER SUB, INC.

Dated as of April 14, 2005

TABLE OF CONTENTS

PAGE

ARTICLE I THE MERGER 1.1 1.2 1.3 1.4	The Merger Effective Time Closing Effects of the Merger

1.5	Certificate of Incorporation, Bylaws and Officers and Directors of the Surviving Corporation

1.6 Further Assurances

ARTICLE II PURCHASE PRICE AND CONVERSION OF SHARES

2.1 2.2 2.3 2.4 2.5 2.6	Conversion of Capital Stock Payments Settlement of Options and Warrants Payment and Surrender of Certificates Pre-Closing Purchase Price Adjustment Post-Closing Purchase Price Adjustment.

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY
3.1 Organization of the Company; Authority; No Restrictions on Business Combinations

3.2 3.3 3.4 3.5 3.6 3.7 3.8 3.9 3.10 3.11 3.12 3.13 3.14 3.15 3.16 3.17 3.18 3.19 3.20 3.21 3.22 3.23 3.24 3.25 3.26	Capitalization
Subsidiaries
No Violation; Consents and Approvals
Financial Statements
Absence of Certain Changes or Events
Personal Property
Real Property
Intellectual Property
Litigation
Employee Benefit Plans
Taxes
Contracts and Commitments
Compliance with Laws
Labor Matters
Environmental Matters
Material Suppliers and Customers
No Material Adverse Effect
Brokers
Insurance
Vote Required
Foreign Corrupt Practices Act
Product Liability
Bank Accounts
No Other Agreements to Sell the Company
Exclusivity of Representations

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT

4.1 4.2 4.3 4.4 4.5 4.6	Organization; Authority No Violation; Consents and Approvals Litigation Funding Solvency Brokers

ARTICLE V COVENANTS OF THE PARTIES

5.1 5.2 5.3 5.4 5.5 5.6 5.7 5.8 5.9 5.10 5.11 5.12 5.13	Conduct of the Company’s Business
Access to Information Prior to the Closing; Confidentiality
Reasonable Best Efforts
Consents
Public Announcements
Filings and Authorizations; Consummation
Notice of Events
Officer and Director Indemnification and Insurance
Tax Covenants
Company’s Auditors
No Solicitation of Transactions
401(k) Plan Termination
Submission to Stockholders

ARTICLE VI CONDITIONS TO CLOSING

6.1 6.2	Conditions to the Company’s Obligations Conditions to Parent’s and Merger Sub’s Obligations

ARTICLE VII REMEDIES 7.1 7.2 7.3 7.4 7.5 7.6 7.7 7.8
Survival
Indemnification of Buyer Indemnitees
Indemnification of Seller Indemnitees
Time Limitations
Limitation on Amount of Indemnification of Buyer Indemnities
Limitation on Amount — Parent and Surviving Corporation
Procedures
Adjustment to Merger Consideration

ARTICLE VIII TERMINATION

8.1 8.2	Termination Procedure and Effect of Termination

ARTICLE IX MISCELLANEOUS

9.1 9.2 9.3 9.4 9.5 9.6 9.7 9.8 9.9 9.10 9.11 9.12 9.13 9.14 9.15 9.16	Further Assurances
Stockholder Representative
Notices
Exhibits and Schedules
Amendment, Modification and Waiver
Entire Agreement
Severability
Binding Effect; Assignment
No Third-Party Beneficiaries
Fees and Expenses Transfer Taxes
Counterparts
Interpretation
Enforcement of Agreement
Forum; Service of Process
Governing Law
WAIVER OF JURY TRIAL

ARTICLE X DEFINITIONS

MERGER AGREEMENT

THIS MERGER AGREEMENT, dated as of April 14, 2005 (this “Agreement”), by and among Electronics For Imaging, Inc., a Delaware corporation (“Parent”), EFI Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and VUTEk, Inc. a Delaware corporation (the “Company”).

RECITALS

A. Parent, Merger Sub and the Company intend to effect a merger (the “Merger”) of Merger Sub with and into the Company in accordance with this Agreement and the Delaware General Corporation Law (the “DGCL”). Upon consummation of the Merger, Merger Sub will cease to exist and the Company will become a wholly-owned subsidiary of Parent.

B. This Agreement and the Merger have been approved by the respective board of directors of Parent, Merger Sub and the Company.

C. The Stockholders holding a majority of the Company Common Stock intend to adopt this Agreement pursuant to Section 251(c) of the DGCL by written consent in accordance with Section 228 of the DGCL immediately after (and on the same day as) the execution and delivery of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and subject to the terms and conditions set forth herein, the parties hereby agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. At the Effective Time, upon the terms and subject to the conditions of this Agreement, Merger Sub will be merged with and into the Company and the separate corporate existence of Merger Sub will cease and the Company will be the surviving corporation in the Merger (the “Surviving Corporation”). As a result of the Merger, all of the respective outstanding shares of capital stock of the Company and Merger Sub will be converted or cancelled in the manner provided in Article II.

1.2 Effective Time. At the Closing, a certificate of merger (the “Certificate of Merger”) will be duly prepared and executed by the Surviving Corporation and thereafter delivered to the Secretary of State of the State of Delaware (the “Secretary of State”) for filing, as provided in Section 103 of the DGCL, on the Closing Date. The Merger will become effective at the time of the filing of the Certificate of Merger with the Secretary of State, or at such later time as may be agreed by Parent and the Company and stated in the Certificate of Merger (the date and time of such filing (or stated later time, if any) being referred to herein as the “Effective Time”).

1.3 Closing. The closing of the Merger (the “Closing”) will take place at the offices of Kaye Scholer LLP, 425 Park Avenue, New York, New York on the Business Day following the satisfaction or waiver of each of the conditions set forth in Article VI (other than those conditions that are to be satisfied at the Closing), or on such other date or at such other time and place as the parties mutually agree in writing (the “Closing Date”).

1.4 Effects of the Merger. At the Effective Time, the effects of the Merger will be as provided in the applicable provisions of the DGCL.

1.5 Certificate of Incorporation, Bylaws and Officers and Directors of the Surviving Corporation. (a) The certificate of incorporation and bylaws of the Company, as in effect immediately prior to the Effective Time, will be the certificate of incorporation and bylaws of the Surviving Corporation until thereafter amended as provided by the DGCL, the certificate of incorporation and/or the bylaws.

(b) From and after the Effective Time, the directors of the Surviving Corporation will be the directors of Merger Sub immediately prior to the Effective Time, and the officers of the Surviving Corporation will be the officers of Merger Sub immediately prior to the Effective Time, until their respective successors are duly elected and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s certificate of incorporation and bylaws.

1.6 Further Assurances. Each party hereto shall execute such further documents and instruments and take such further actions as may reasonably be requested by one or more of the others to consummate the Merger, to vest the Surviving Corporation with full title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of Merger Sub or the Company, as applicable, or to otherwise effect the purposes of this Agreement.

ARTICLE II

PURCHASE PRICE AND CONVERSION OF SHARES

2.1 Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or the Stockholders:

(a) Capital Stock of Merger Sub. Each share of the common stock, par value $0.0001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time (“Merger Sub Common Stock”) will be converted into and become one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation (“Surviving Corporation Common Stock”). Each certificate representing outstanding shares of Merger Sub Common Stock will at the Effective Time represent an equal number of shares of Surviving Corporation Common Stock.

(b) Treasury Stock; Stock Owned by Parent. All shares of capital stock of the Company that are owned by the Company as treasury stock or owned by Parent will be cancelled and will cease to exist and no consideration will be delivered in exchange therefor.

(c) Conversion of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled in accordance with Section 2.1(b) and other than shares that are Dissenting Shares) (each, a “Common Share”) will be converted into the right to receive an amount per Common Share in cash equal to the Aggregate Per Share Consideration (as defined below). At the Effective Time, all such Common Shares will no longer be outstanding and will be cancelled automatically and will cease to exist, and each holder of a Certificate representing a Common Share will cease to have any rights with respect thereto, except the right to receive in cash (i) the Per Share Amount upon the surrender of such Certificate (or other evidence of ownership reasonably acceptable to Parent) in accordance with Section 2.4 and (ii) payment of such holder’s Per Share Portion of the Adjustment Escrow Amount (or any remaining portion thereof) and Upward Adjustment Amount, if any, pursuant to Section 2.6 and such holder’s Per Share Portion of the Indemnity Escrow Amount (or any remaining portion thereof), if any, pursuant to Article VII (collectively, the “Aggregate Per Share Consideration”).

(d) Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, each outstanding share of Company Common Stock the holder of which has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such shares of Company Common Stock in accordance with the DGCL (in each case, a “Dissenting Share”), will not be converted into a right to receive the Aggregate Per Share Consideration unless such holder fails to perfect or withdraws or otherwise loses his or her right to appraisal. If after the Effective Time such holder fails to perfect or withdraws or otherwise loses his right to appraisal, such shares of Company Common Stock will be treated as if they had been converted as of the Effective Time into a right to receive the Aggregate Per Share Consideration pursuant to Section 2.1(c). The Company shall give Parent prompt notice of any written demands received by the Company for appraisal, and Parent shall conduct all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal or settle or offer to settle any such demands.

2.2 Payments. At the Effective Time, Parent, on behalf of the Company, shall (a) cause the Company Debt outstanding immediately prior to the Effective Time to be repaid to the lender or lenders entitled thereto pursuant to the Payoff Letters (the “Payoff Letters”) and (b) pay the Seller Expenses to the Persons entitled thereto in accordance with a certificate (the “Payment Certificate”) to be delivered by the Company to Parent. In addition, at the Effective Time, Parent shall deposit, or cause to be deposited, with (x) the Stockholder Representative, an amount in cash equal to the product obtained by multiplying (i) the Per Share Amount and (ii) the number of Common Shares issued and outstanding at the Effective Time, as reflected in the Payment Certificate by means of a wire transfer of immediately available funds to an account designated in writing by the Stockholder Representative at least two Business Days prior to the Effective Time and (y) the Escrow Agent, the Adjustment Escrow Amount and the Indemnity Escrow Amount to be held in an escrow account pursuant to the terms of the Escrow Agreement. Parent’s deposit of such amounts with the Stockholder Representative and the Escrow Agent shall satisfy in full Parent’s obligation to pay such amounts to the Equityholders, and none of Parent, Merger Sub or the Surviving Corporation shall be liable to any Equityholder for cash delivered to the Stockholder Representative and/or the Escrow Agent in accordance with the provisions of this Agreement. As promptly as possible prior to the Effective Time, the Company shall deliver the Payoff Letters and the Payment Certificate to Parent.

2.3 Settlement of Options and Warrants. (a) Prior to the Effective Time, the Company shall notify the Optionholders, in writing, of the transactions contemplated hereby in accordance with the applicable Option Plan. As of the Effective Time, each outstanding Option shall be cancelled and retired by virtue of the Merger and each Optionholder shall cease to have any rights with respect thereto, other than the right to receive for each such Option (other than the Tranche B Options) an amount per Option (without interest and subject to applicable withholding tax as provided in Section 2.4(d)) in cash equal to (i) the Per Share Amount minus the exercise price for such Option (the “Per Option Amount”) and (ii) a Per Share Portion of the Adjustment Escrow Amount (or any remaining portion thereof) and Upward Adjustment Amount, if any, pursuant to Section 2.6 and the Indemnity Escrow Amount (or any remaining portion thereof) pursuant to Article VII (clauses (i) and (ii) together, the “Aggregate Per Option Amount” and the sum of all Aggregate Per Option Amounts to be received by all Optionholders entitled thereto is referred to as the “Option Consideration”). Payment of the Per Option Amount to each of the Optionholders entitled thereto shall be made by the Surviving Corporation, subject to the terms and conditions of this Agreement, as soon as practicable after the Effective Time and receipt by the Surviving Corporation of the surrendered option agreements representing the Options (other than the Tranche B Options) and a written instrument, reasonably satisfactory to Parent, duly executed by such Optionholder setting forth (i) a representation by such Optionholder that he or she is the owner of all Options represented by such Option and (ii) a confirmation of, and consent to, the cancellation of all of his or her Options. The Company shall take all actions required under each Option Plan to cause such Option Plan to terminate at the Effective Time, other than any Option Plan set forth in a written notice delivered to the Company by Parent no later than ten Business Days prior to the Closing instructing the Company not to terminate such Option Plan pursuant to this Section 2.3(a). Payment of the remaining portion of the Aggregate Per Option Amount to each Optionholder entitled thereto shall be made by the Stockholder Representative as, if and when such amounts are released or paid to the Stockholder Representative pursuant to the terms of this Agreement and the Escrow Agreement.

(b) As of the Effective Time, each outstanding Warrant shall be cancelled and retired by virtue of the Merger and each Warrantholder shall cease to have any rights with respect thereto, other than the right to receive for each such Warrant an amount per Warrant (without interest and subject to applicable withholding tax as provided in Section 2.4(d)) in cash equal to (i) the Per Share Amount minus the exercise price for such Warrant (the “Per Warrant Amount”) and (ii) a Per Share Portion of the Adjustment Escrow Amount (or any remaining portion thereof) and Upward Adjustment Amount, if any, pursuant to Section 2.6 and the Indemnity Escrow Amount (or any remaining portion thereof) pursuant to Article VII (clauses (i) and (ii) together, the “Aggregate Per Warrant Amount” and the sum of all Aggregate Per Warrant Amounts to be received by all Warrantholders is referred to as the “Warrant Consideration”). Payment of the Per Warrant Amount to each of the Warrantholders shall be made by the Surviving Corporation, subject to the terms and conditions of this Agreement, as soon as practicable after the Effective Time and receipt by the Surviving Corporation of the surrendered warrant agreements representing the Warrants and a written instrument, reasonably satisfactory to Parent, duly executed by such Warrantholder setting forth (i) a representation by such Warrantholder that he, she or it is the owner of all Warrants represented by such warrant agreement and (ii) a confirmation of, and consent to, the cancellation of all of his, her or its Warrants. Payment of the remaining portion of the Aggregate Per Warrant Amount to each Warrantholder shall be made by the Stockholder Representative as, if and when such amounts are released or paid to the Stockholder Representative pursuant to the terms of this Agreement and the Escrow Agreement.

(c) Unless terminated pursuant to Section 2.3(a), Parent shall assume the Company’s Nonqualified Stock Option Plan and to the extent permitted under Applicable Law, the shares of Company Common Stock that remain available for issuance under the Nonqualified Stock Option Plan as of the Effective Time (the “Reserved Shares”) shall be available for issuance pursuant to awards issued by Parent following the Effective Time under the Nonqualified Stock Option Plan; provided that such Reserved Shares shall be converted into shares of common stock of Parent.

2.4 Payment and Surrender of Certificates.

(a) Payment Procedures. As soon as reasonably practicable after the date hereof, the Company shall mail to each holder of record of a certificate or certificates representing Common Shares (“Certificates”): (i) a letter of transmittal, in a form reasonably satisfactory to Parent and the Company (the “Letter of Transmittal”), and (ii) instructions for use in surrendering the Certificates in exchange for the Per Share Amount. After the Effective Time and upon surrender by the holder thereof to the Surviving Corporation of (i) Certificates and (ii) a duly executed Letter of Transmittal, the Stockholder Representative shall pay to the holder of such Certificates in exchange therefor (without interest) cash in an amount equal to the product obtained by multiplying (A) the number of Common Shares represented by such Certificate and (B) the Per Share Amount, and the Certificate so surrendered will forthwith be canceled. No interest will be paid or accrued on the Per Share Amount payable upon the surrender of any Certificate.

(b) Stock Transfer Books. At the Effective Time, the stock transfer books of the Company will be closed and thereafter there will be no further registration of transfers on the stock transfer books of the Surviving Corporation of Common Shares. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they will be canceled and exchanged as provided in this Article II, except as otherwise provided by Applicable Law. Until surrendered as contemplated by this Section 2.1(c), each Certificate (other than Certificates representing shares cancelled pursuant to Section 2.1(c)) will be deemed at any time after the Effective Time to represent only the right to receive upon surrender the Aggregate Per Share Consideration that the holder thereof has the right to receive in respect of such Certificate pursuant to the provisions of this Agreement.

(c) Lost Certificates. If any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and subject to such other reasonable conditions as Parent may impose, and, if required by the Stockholder Representative, the posting by such Person of a bond in such reasonable amount as the Stockholder Representative may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Stockholder Representative shall, in exchange for such lost, stolen or destroyed Certificate, pay to the Person entitled thereto the Per Share Amount due to such Person pursuant to the provisions of this Article II.

(d) Withholding Rights. Parent or the Surviving Corporation will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Equityholder such amounts as Parent or the Surviving Corporation is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by Parent or the Surviving Corporation, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the Equityholders in respect of which such deduction and withholding was made by Parent or the Surviving Corporation.

2.5 Pre-Closing Purchase Price Adjustment. At least five days prior to the Closing Date, the Company shall deliver to Parent a good faith estimate prepared by the Company’s Chief Financial Officer (the “Working Capital Estimate”) of the Net Working Capital as of the Effective Time (including an estimate of all Seller Expenses) without giving effect to any of the transactions contemplated hereby or the tax benefits or consequences thereof and determined in accordance with Applicable Accounting Principles, together with related supporting schedules, calculations and documentation and, if any, the resulting estimate of Working Capital Overage or Working Capital Underage, which Working Capital Estimate shall be reasonably acceptable to Parent. A “Working Capital Overage” shall exist when (and shall be equal to the amount by which) the Working Capital Estimate exceeds the Target Working Capital, which amount shall be added to the Merger Consideration as contemplated in the definition thereof contained in Article IX. A “Working Capital Underage” shall exist when (and shall be equal to the amount by which) the Target Working Capital exceeds the Working Capital Estimate, which amount shall be subtracted from the Merger Consideration as contemplated in the definition thereof contained in Article IX.

2.6 Post-Closing Purchase Price Adjustment.

(a) Working Capital Statement. As soon as practicable but in no event later than 60 days after the Effective Time, Parent shall deliver to the Stockholder Representative a statement (the “Working Capital Statement”) of the Net Working Capital as of the Effective Time (including an estimate of all Seller Expenses) without giving effect to any of the transactions contemplated hereby or the tax benefits or consequences thereof and determined in accordance with the Applicable Accounting Principles (the “Final Working Capital”).

(b) Dispute. Within 30 days following receipt by the Stockholder Representative of the Working Capital Statement, the Stockholder Representative shall deliver written notice (the “Notice of Disagreement”) to Parent of any dispute the Stockholder Representative has with respect to the preparation or content of the Working Capital Statement or the Final Working Capital reflected therein. The Notice of Disagreement must describe in reasonable detail the items contained in the Working Capital Statement that the Stockholder Representative disputes and the basis for any such disputes. If the Stockholder Representative does not notify Parent of a dispute with respect to the Working Capital Statement within such 30-day period, such Working Capital Statement and the Final Working Capital reflected therein will be final, conclusive and binding on the parties. In the event a Notice of Disagreement is delivered to Parent, Parent and the Stockholder Representative shall negotiate in good faith to resolve such dispute. If Parent and the Stockholder Representative, notwithstanding such good faith effort, fail to resolve such dispute within 14 days after the Stockholder Representative delivers the Notice of Disagreement, then Parent and the Stockholder Representative jointly shall engage the Arbitration Firm to resolve such dispute in accordance with the standards set forth in this Section 2.6(b). The Stockholder Representative and Parent shall use reasonable best efforts to cause the Arbitration Firm to render a written decision resolving the matters submitted to the Arbitration Firm within 30 days of the making of such submission. The Arbitration Firm shall address only those items in dispute. The Arbitration Firm shall determine, on such basis, whether and to what extent, the Working Capital Statement and the Final Working Capital reflected therein require adjustment, which determination shall be consistent with either the position of Parent or the position of the Stockholder Representative or between the positions of Parent and the Stockholder Representative. Judgment may be entered upon the determination of the Arbitration Firm in any court having jurisdiction over the party against which such determination is to be enforced. Parent and the Stockholder Representative shall share equally the fees and expenses of the Arbitration Firm. All determinations made by the Arbitration Firm will be final, conclusive and binding on the parties.

(c) Access. For purposes of complying with the terms set forth in this Section 2.6, each party shall cooperate with and make available to the other parties and their respective representatives all information, records, data and working papers, and shall permit reasonable access to its facilities and personnel, as may be reasonably required in connection with the preparation and analysis of the Working Capital Statement and the Final Working Capital reflected therein and the resolution of any disputes in connection therewith.

(d) Downward Adjustment. If the Final Working Capital (as finally determined pursuant to Section 2.6(a)) is less than the Working Capital Estimate, then the Merger Consideration will be adjusted downward by the amount of such shortfall (the “Downward Adjustment Amount”), and Parent and the Stockholder Representative shall deliver a joint written authorization to the Escrow Agent within two Business Days from the date on which the Final Working Capital is finally determined instructing the Escrow Agent (i) to pay to Parent an amount equal to the Downward Adjustment Amount (together with any interest earned on such amount), first, out of the Adjustment Escrow Amount and, second, out of the Indemnity Escrow Amount to the extent (and only to the extent) the Adjustment Escrow Amount is insufficient to cover the entire Downward Adjustment Amount and (ii) to pay, after payment of the Downward Adjustment Amount to Parent pursuant to clause (i), the remaining portion of the Adjustment Escrow Amount, if any, (together with any interest earned on such amount), to the Stockholder Representative, on behalf of the Equityholders.

(e) Upward Adjustment. If the Final Working Capital (as finally determined pursuant to Section 2.6(a)) is greater than the Working Capital Estimate, then the Merger Consideration will be adjusted upward by the amount of such excess (the “Upward Adjustment Amount”), and (i) Parent and the Stockholder Representative shall deliver a joint written authorization to the Escrow Agent within two Business Days from the date on which the Final Working Capital is finally determined instructing the Escrow Agent to pay to the Stockholder Representative, on behalf of the Equityholders, the entire Adjustment Escrow Amount (together with any interest earned on such amount) and (ii) Parent shall cause the Surviving Corporation to pay to the Stockholder Representative, on behalf of the Equityholders, by bank wire transfer of immediately available funds, to an account designated in writing by the Stockholder Representative an amount in cash equal to the Upward Adjustment Amount together with interest on such amount at the 90-day LIBOR rate as published in the Wall Street Journal on the Business Day immediately preceding the date of such payment. The Upward Adjustment Amount (including interest) shall be made to the Stockholder Representative within five Business Days from the date on which the Final Working Capital is finally determined pursuant to Section 2.6(b).

(f) No Adjustment. If the Final Working Capital (as finally determined pursuant to Section 2.6(b)) is equal to the Working Capital Estimate, there shall be no adjustment to the Merger Consideration pursuant to this Section 2.6 and Parent and the Stockholder Representative shall deliver joint written authorization to the Escrow Agent within two Business Days from the date on which the Final Working Capital is finally determined instructing the Escrow Agent to pay the entire Adjustment Escrow Amount (together with any interest earned on such amount) to the Stockholder Representative, on behalf of the Equityholders.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth on the disclosure schedule delivered by the Company to Parent simultaneously with the execution of this Agreement (the “Disclosure Schedule”), the Company represents and warrants to Parent and Merger Sub as follows:

3.1 Organization of the Company; Authority; No Restrictions on Business Combinations. (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite power and authority to enter into this Agreement, the Escrow Agreement and the other Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby, to own, lease and operate its properties and to conduct its business. The Company is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to obtain such qualification or license would not, individually or in the aggregate, have a Material Adverse Effect.

(b) The execution, delivery and performance by the Company of this Agreement and the other Ancillary Agreements to which it is a party, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms. Each Ancillary Agreement to which it is a party will be duly executed and delivered by the Company and, assuming that such Ancillary Agreement constitutes a valid and binding obligation of the other parties thereto, will constitute a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms. The Company is not in violation of any of the provisions of its certificate of incorporation or bylaws.

3.2 Capitalization. (a) Section 3.2 of the Disclosure Schedule sets forth the authorized, issued and outstanding capital stock of the Company and a true and complete list of the holders of such capital stock. Section 3.2 of the Disclosure Schedule sets forth a true and complete list of all outstanding Options, Optionholders and exercise prices therefor. Section 3.2 of the Disclosure Schedule sets forth a true and complete list of all outstanding Warrants, Warrantholders and the exercise prices thereof. Except as set forth in Section 3.2 of the Disclosure Schedule, there are no shares of Company Common Stock or other equity securities of the Company issued, reserved for issuance or outstanding and no outstanding options, warrants, convertible or exchangeable securities, subscriptions, rights (including any preemptive rights), stock appreciation rights, calls or commitments of any character whatsoever to which the Company is a party or may be bound requiring the issuance or sale of shares of any capital stock of the Company.

(b) All of the issued and outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and non-assessable and free of any preemptive rights in respect thereto.

3.3 Subsidiaries. Section 3.3 of the Disclosure Schedule lists each of the Company’s subsidiaries (the “Subsidiaries”), their respective jurisdictions of incorporation or organization and the authorized, issued and outstanding capital stock of each Subsidiary. Except as set forth in Section 3.3 of the Disclosure Schedule, none of the Company or any Subsidiary holds an Equity Interest in any other Person. Each of the Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, and has all requisite power and authority to consummate the transactions contemplated hereby, to own, lease and operate its properties and to conduct its business. Each of the Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to obtain such qualification or license would not, individually or in the aggregate, have a Material Adverse Effect. Except as set forth in Section 3.3 of the Disclosure Schedule, the outstanding shares of capital stock of each Subsidiary are duly authorized, validly issued, fully paid and non-assessable and, are owned by the Company, directly or through one or more Subsidiaries, free and clear of any Liens other than such Liens as set forth on Section 3.3 of the Disclosure Schedule. Except as set forth in Section 3.3 of the Disclosure Schedule, there are no shares of capital stock or other equity securities of any Subsidiary issued, reserved for issuance or outstanding and no outstanding options, warrants, convertible or exchangeable securities, subscriptions, rights (including any preemptive rights), stock appreciation rights, calls or commitments of any character whatsoever to which the Subsidiaries are a party or may be bound requiring the issuance or sale of shares of any capital stock of the Subsidiaries. There are no outstanding contractual obligations of the Company or any Subsidiary to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Subsidiary or any other Person. None of the Subsidiaries is in violation of any of the provisions of their respective organizational documents.

3.4 No Violation; Consents and Approvals. Except as set forth in Section 3.4 of the Disclosure Schedule, the execution and delivery by the Company of this Agreement and the Ancillary Agreements to which it is a party do not, and the consummation of the transactions contemplated hereby and thereby and compliance with the terms hereof and thereof will not, conflict with, or result in any violation of or default (or an event which, with notice or lapse of time or both, would constitute a default) under, (a) any provision of the organizational documents of the Company or any Subsidiary, (b) any material order or Applicable Law applicable to the Company or any Subsidiary or the property or assets of the Company or any Subsidiary, or (c) give rise to any right of termination, cancellation or acceleration under, or result in the creation of any Lien upon any of the properties of the Company or any Subsidiary under, any Material Contract. Except as set forth in Section 3.4 of the Disclosure Schedule, no Governmental Approval is required to be obtained or made by or with respect to the Company or any Subsidiary in connection with the execution and delivery of this Agreement and the Ancillary Agreements to which it is a party or the consummation of the transactions contemplated hereby or thereby.

3.5 Financial Statements. (a) The Company has heretofore (i) delivered to Parent copies of the audited consolidated balance sheet of the Company and the Subsidiaries as of December 31, 2003 and the related audited consolidated statements of operations, changes in stockholders equity and cash flows for the fiscal year then ended and (ii) delivered as Exhibit 3.5 hereto, the unaudited consolidated balance sheet of the Company and the Subsidiaries as of December 31, 2004 (the “Balance Sheet”) and the related unaudited consolidated statements of operations, changes in stockholders equity and cash flows for the fiscal year then ended (collectively, the “Financial Statements”). The Financial Statements (1) have been prepared from the books and records of the Company and the Subsidiaries, (2) fairly present in all material respects the consolidated financial condition and the results of operations and cash flows of the Company and the Subsidiaries as of the dates and for the periods indicated and (3) have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) applied consistently throughout and among the periods covered thereby; provided, however, that the unaudited financial statements are subject to year-end adjustments and do not contain all footnotes required under GAAP.

(b) Except as set forth in Section 3.5(b) of the Disclosure Schedule, neither the Company nor any of the Subsidiaries has any liabilities or obligations of the type required to be reflected or disclosed in the financial statements prepared in accordance with GAAP, except for liabilities or obligations (i) disclosed or provided for in the Financial Statements, (ii) incurred since December 31, 2004 in the ordinary course of business or (iii) which, individually or in the aggregate, are not material to the Company and the Subsidiaries on a consolidated basis. To the Company’s Knowledge, neither the Company nor any of the Subsidiaries has any other liabilities or obligations (whether or not required to be disclosed in the financial statements prepared in accordance with GAAP), except for liabilities or obligations (1) set forth in the Disclosure Schedule or (2) which, together with any related liabilities and obligations, do not exceed $250,000.

(c) The Company maintains a system of internal accounting controls sufficient, in all material respects, to provide reasonable assurance that (i) transactions are executed with management’s authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s authorization and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(d) The accounting books and records of the Company, in reasonable detail, accurately and fairly reflect the activities of the Company in connection with its business. The Company has not engaged in any material transaction, maintained any bank account or used any material amount of corporate funds, except for transactions, bank accounts or funds which have been and are reflected in the normally maintained accounting books and records. The Company’s and the Subsidiaries’ stock records and minute books have been made available to Parent and accurately and fairly reflect all minutes of meetings, resolutions and other material actions and proceedings of its and their stockholders and board of directors and all committees thereof since April 14, 2000 and, to the Company’s Knowledge, all issuances, transfers and redemptions of capital stock of the Company.

(e) As of the date of this Agreement, the Company and the Subsidiaries have no Indebtedness other than the amounts outstanding under the Credit Agreement and as set forth in Section 2.2 of the Disclosure Schedule and, upon repayment of the Company Debt at the Closing in accordance with Section 2.2, will have no Indebtedness as of the Closing Date.

3.6 Absence of Certain Changes or Events. Except as set forth in Section 3.6 of the Disclosure Schedule or as otherwise contemplated by this Agreement, since the date of the Balance Sheet, (i) the Company and the Subsidiaries have operated their businesses in the ordinary course of business consistent with past practices and (ii) the Company and the Subsidiaries have not engaged in any of the activities prohibited by Section 5.1(a) through (v).

3.7 Personal Property. (a) Except as set forth in Section 3.7(a) of the Disclosure Schedule, the Company and the Subsidiaries have good and valid title to all material items of personal property, whether tangible or intangible, owned by them, and a valid and enforceable right to use all material tangible items of personal property leased by or licensed to them (collectively, the “Personal Property”), in each case, free and clear of all Liens, other than Permitted Liens.

(b) The Personal Property (i) constitutes, in the aggregate, all personal property necessary for the operation or conduct of the businesses of the Company and the Subsidiaries as conducted on the date hereof and (ii) is, in the aggregate, in such operating condition and repair, normal wear and tear excepted, adequate for the operation of the business of the Company and the Subsidiaries as conducted on the date hereof.

3.8 Real Property. (a) As used in this Agreement, the term “Real Property” shall mean all real property and interests in real property owned or leased by the Company or any of the Subsidiaries. Section 3.8(a) of the Disclosure Schedule lists all Real Property, and all leases, subleases and other occupancy agreements relative to any Real Property to which the Company or any of the Subsidiaries are a party (each, a “Real Property Lease”). Except as set forth in Section 3.8(a) of the Disclosure Schedule, the Real Property constitutes all parcels of real property and interests in real property used in, and necessary for, the conduct of the businesses of the Company and the Subsidiaries as conducted on the date hereof.

(b) With respect to each parcel of Real Property owned by the Company or any Subsidiary, except as set forth in Section 3.8(b) of the Disclosure Schedule, (i) the Company or such Subsidiary has good and marketable fee simple title to such parcel of real property, free and clear of any and all Encumbrances other than Real Estate Permitted Liens, (ii) there are no leases, subleases, licenses, options, rights, concessions or other agreements, granting to any Person the right of use or occupancy of any portion of such parcel of real property, except for those which constitute a Real Estate Permitted Lien, (iii) there are no outstanding options or rights of first refusal in favor of any other Person to purchase any such parcel of Real Property or any portion thereof or interest therein and (iv) there are no Persons (other than the Company or any Subsidiary) in possession of or using any such parcel of Real Property, except in connection with a Real Estate Permitted Lien.

(c) Except as set forth in Section 3.8(c) of the Disclosure Schedule, the Company and the Subsidiaries have valid leasehold interests in and enjoy peaceful and undisturbed possession of, the Real Property leased by them under each Real Property Lease, in each case, free and clear of all Encumbrances other than for Real Estate Permitted Liens none of which would permit the termination of the applicable Real Property Lease. With respect to each Real Property Lease, (i) there has been no material default under any such Real Property Lease by the Company or any Subsidiary or, to the Company’s Knowledge, by any other party thereto, (ii) the execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby will not cause a default under any such Real Property Lease, (iii) to the Company’s Knowledge, such Real Property Lease is a valid and binding obligation of the lessor, is in full force and effect with respect to and is enforceable against the lessor in accordance with its terms, (iv) no action has been taken by the Company or any Subsidiary, and, to the Company’s Knowledge, no event has occurred, which with notice or lapse of time or both would permit termination, modification or acceleration by a party thereto (other than the Company or a Subsidiary) without the consent of the Company under any such Real Property Lease, (v) no party has repudiated in writing to the Company or any Subsidiary any term thereof or threatened in writing to the Company or any Subsidiary to terminate, cancel or not renew any such Real Property Lease and (vi) neither the Company nor any Subsidiary has assigned, transferred, conveyed, mortgaged or encumbered any such Real Property Lease other than with respect to the Real Estate Permitted Liens.

(d) Except as set forth in Section 3.8(d) of the Disclosure Schedule, there are no pending condemnation proceedings or eminent domain proceedings of any kind against, or any pending claims or actions relating to, the Real Property owned by the Company or, to the Company’s Knowledge, the Real Property leased by the Company and, to the Company’s Knowledge, none are threatened against such Real Property. The Company has not received notice of, and, to the Company’s Knowledge, no special assessment relating to any Real Property is pending or threatened.

(e) Except as set forth in Section 3.8(e) of the Disclosure Schedule, (i) all of the Real Property owned by the Company and, to the Company’s Knowledge, all Real Property leased by the Company has received all required Governmental Approvals (including, without limitation, a valid and current certificate of occupancy or similar permit), (ii) since April 14, 2000, all of the Real Property has been operated and maintained in all material respects in accordance with Applicable Law and (iii) to the Company’s Knowledge, there are no existing facts which would prevent any Real Property from being used after the Closing Date in a manner comparable to the present use prior to the Closing Date.

(f) Except as set forth in Section 3.8(f) of the Disclosure Schedule, all improvements on the Real Property are structurally sound in all material respects and in reasonably good maintenance and repair, normal wear and tear excepted.

(g) All of the Real Property is supplied with utilities (including, without limitation, water, sewage, disposal, electricity, gas and telephone) and other services necessary for the operation of the Real Property as currently operated, and, to the Company’s Knowledge, there is no condition which would reasonably be expected to result in the termination of the present access from the Real Property to such utility service.

3.9 Intellectual Property.

(a) General. Section 3.9(a) of the Disclosure Schedule sets forth with respect to Proprietary Rights of the Company: (i) for each patent, the patent number for each jurisdiction in which filed and the date issued; (ii) for each patent application, the patent application serial number for each jurisdiction in which filed, the date filed and the present status thereof; (iii) for each trademark, tradename or service mark material to the Company’s business, whether or not registered, the application serial number or registration number (if any) for each jurisdiction in which filed and the class or nature of the goods or services covered thereby; (iv) for any domain name, the registration date, any renewal date and the name of registry; (v) for each registered copyrighted work, the number and date of registration for each jurisdiction in which each such copyright has been registered; (vi) a list of all Software incorporated in, provided with or otherwise necessary to use, directly support and directly maintain, the Company’s products, including all Software that the Company provides or makes available to its customers but excluding (A) any third party internet web sites or browsers (including any content, hyperlinks, graphical user interfaces, menus, images, icons and forms incorporated or embedded therein) to the extent that they are not otherwise provided to customers in connection with the Company’s products or services, and (B) Software excluded pursuant to the parenthetical in clause (vii) of this Section 3.9(a); (vii) all Proprietary Rights licenses from third parties for components or Software incorporated in the Company’s products (excluding “shrink-wrap” and “click-wrap” licenses and the related Software for generally available, commercial, off-the-shelf software that has not been modified) (“Licenses In”); and (viii) for each mask work currently used or contemplated to be used in the production of the Company’s products (if any), whether or not registered, the date of first commercial exploitation and if registered, the registration number and date of registration for each jurisdiction in which filed. Section 3.9(a) of the Disclosure Schedule also sets forth all firmware and Software that is incorporated in or provided by the Company with Company’s products, or that is otherwise materially necessary for the manufacture of the Company’s products.

(b) Adequacy. The Proprietary Rights owned solely by the Company or licensed by the Company pursuant to Licenses In listed in Section 3.9(a) of the Disclosure Schedule, together with the Licenses In that, pursuant to the parenthetical in clause (vii) of Section 3.9(a), are not required to be so listed, as well as any other third party components purchased by the Company and incorporated in the Company’s products, constitute all Proprietary Rights necessary for the conduct of the Company’s business as presently conducted, including the design, manufacture, license and sale of all products either under development and expected to be in production within the 12 months immediately following the date of this Agreement or currently in production, and all such Proprietary Rights are free and clear of Encumbrances, other than Permitted Encumbrances and the Encumbrances listed in Section 3.9(b) of the Disclosure Schedule.

(c) Royalties and Licenses. Except pursuant to Licenses In, which are set forth in Section 3.9(a) of the Disclosure Schedule or are permitted to be excluded from such Schedule by the parenthetical in clause (vii) of Section 3.9(a), and except for compensation paid to consultants in the ordinary course of business for development work performed solely for the benefit of the Company, the Company has no obligation to compensate or account to any Person for the use of any of the Company’s Proprietary Rights.

(d) Ownership. The Company owns all right, title and interest in the Proprietary Rights, or has a valid and enforceable right to use the Software and technology and to exercise its rights under the Proprietary Rights, and such Proprietary Rights will not cease to be valid and enforceable rights of the Company by reason of the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby. Without limiting the foregoing, the technology that the Company owns or purports to own was: (i) developed by employees of the Company within the scope of their employment; (ii) developed by independent contractors who have assigned their rights to the Company pursuant to enforceable written agreements; or (iii) otherwise acquired by the Company from third parties that assigned all Proprietary Rights in each such technology to the Company.

(e) Absence of Claims. The Company has not received any written notice alleging, nor otherwise has any knowledge as to, (i) the invalidity with respect to any of the Proprietary Rights owned or used by the Company, or (ii) any infringement, misappropriation or breach of any Proprietary Rights of a third party by the Company or the Company’s Proprietary Rights. Neither the Company’s past nor present use of Proprietary Rights infringes upon or misappropriates, breaches or otherwise conflicts with the rights of any other Person anywhere in the world. No Person (x) has notified the Company in writing that it is claiming any ownership of or right to use any Proprietary Rights which the Company purports to own or (y) to the Company’s Knowledge, is infringing upon or misappropriating any such Proprietary Rights in any way. The Software incorporated in the Company’s products currently performs in all material respects free of any bugs, viruses, worms, trojan horses, or programming errors affecting its functionality. None of the Software currently used or contemplated to be used in the Company’s products is, in whole or in part, subject to the provisions of any open source or quasi-open source license agreement in such a way that would obligate the Company to make its source code available to third parties or publish its source code, including without limitation, any of the following: (1) GNU’s General Public License (“GPL”) or Lesser/Library GPL, (2) The Artistic License (e.g., PERL), (3) the Mozilla Public License, (4) the Netscape Public License, (5) the Berkeley software design (“BSD”) license including Free BSD or BSD-style license, (6) the Sun Community Source License, (7) an Open Source Foundation License (e.g., CDE and Motif UNIX user interfaces), (8) the Apache Server license, or (9) any other agreement obligating the Company to make source code available to third parties or publish source code. The Company has made no submission or suggestion and is not subject to any agreement with standards bodies or other entities that would obligate the Company to grant licenses to or otherwise impair its control of its Proprietary Rights.

(f) Protection of Proprietary Rights. All of the pending applications for the Company’s owned Proprietary Rights have been duly filed, prosecution for such applications has been attended to and all maintenance and related fees have been paid. The Company has taken reasonable steps necessary or appropriate (including entering into necessary and appropriate confidentiality and nondisclosure agreement with officers, employees, subcontractors, licencees and customers in connection with the Company’s business) to safeguard and maintain the secrecy and confidentiality of Trade Secrets that are material to the Company’s business. Each officer and employee of the Company has executed the Company’s form confidentiality and non-competition agreement and each technical employee and consultant of the Company has executed the Company’s form confidentiality and intellectual property assignment agreement. To the Company’s Knowledge: (i) there has been no misappropriation of any Trade Secrets or other confidential Proprietary Rights used in connection with and material to the Company’s business by any person; (ii) no employee, independent contractor or agent of the Company has misappropriated any Trade Secrets of any other person in the course of performance as an employee, independent contractor or agent of the Company’s business; and (iii) no employee, independent contractor or agent of the Company is in default or breach of any material term of any employment agreement, nondisclosure agreement, assignment of invention agreement or similar agreement or contract relating in any way to the protection, ownership, development, use or transfer of the Proprietary Rights.

(g) Export Control. The Company has obtained all approvals necessary for exporting the Company’s products, including Software, outside the United States in accordance with all applicable United States export control regulations, and importing the products and Software into any country in which the products and Software are now sold or licensed for use, and all such export and import approvals in the United States and throughout the world are valid, current, outstanding and in full force and effect.

3.10 Litigation. Except as set forth in Section 3.10 of the Disclosure Schedule, there are no Actions pending, or, to the Company’s Knowledge, threatened (a) against, relating to or affecting the Company, any Subsidiary or their respective assets or employees that, if adversely determined, could reasonably be expected to result in a loss to the Company, individually or in the aggregate, in excess of $250,000, (b) seeking to enjoin or obtain damages in respect of the transactions contemplated by this Agreement, (c) that would prevent the Company or any Subsidiary from consummating the transactions contemplated by this Agreement or (d) that involve any potential criminal liability. None of such Actions (i) purport to be brought in a class or similar representative capacity or (ii) if adversely determined, could reasonably be expected to result in a Material Adverse Effect. Except as set forth in Section 3.10 of the Disclosure Schedule, there are presently no outstanding Orders against or affecting the Company, the Subsidiaries or any of their respective assets.

3.11 Employee Benefit Plans. (a) Section 3.11(a) of the Disclosure Schedule sets forth a complete list of all plans, contracts, agreements, practices, policies or arrangements, oral or written, providing for employment or for any bonuses, current or deferred compensation, excess benefits, pensions, retirement benefits, profit sharing, stock bonuses, stock options, stock purchases, life, accident and health insurance, hospitalization, vacation, severance pay, change of control payments or benefits, sick pay, leave, disability, tuition refund or other employee benefits, including, without limitation, any such plan, contract, agreement, practice, policy or arrangement which is an “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder (collectively, “ERISA”), including any “employee welfare benefit plan” as defined in Section 3(l) of ERISA (“Welfare Plan”) and any employee pension benefit plan as defined in Section 3(2) of ERISA (“Pension Plan”) providing employee benefits or compensation to current or former employees (or their dependents or beneficiaries) of the Company or any ERISA Affiliate maintained or contributed to by the Company or any ERISA Affiliate or to which the Company or any ERISA Affiliate is a party or under which the Company or any ERISA Affiliate could have any liability(each of the preceding hereinafter is referred to individually as a “Plan” and collectively as the “Plans”). Section 3.11(a) of the Disclosure Schedule further discloses whether each Plan that is an employee welfare benefit plan is (i) unfunded or self-insured, (ii) funded through a “welfare benefit fund,” as such term is defined in Section 419(e) of the Code or other funding mechanism or (iii) insured. Each Plan may be amended or terminated (including with respect to benefits provided to retirees and other former employees) without material liability (other than benefits then payable under such Plan without regard to such amendment or termination) to the Company or any ERISA Affiliate at any time after the Effective Time.

(b) With respect to each Plan, the Company has delivered or made available to Parent a current, accurate and complete copy thereof and, to the extent applicable: (i) all documents which comprise the most current version of each such Plan and any related trust agreement or other funding instrument; (ii) the most recent summary plan description for each such Plan; (iii) for the three most recent years (A) the Form 5500 and attached schedules, (B) audited financial statements and (C) actuarial reports; and (iv) the most recent Internal Revenue Service (the “IRS”) determination for each Plan that is intended to be qualified within the meaning of Section 401(a) of the Code. No Plan is in violation of its requirements to timely file a Form 5500 in respect of the most recent year.

(c) Neither the Company nor the Subsidiaries is currently contributing to, or has in the past three years contributed to, nor had any liability in respect of, any plan subject to Title IV of ERISA or Section 412 of the Code or any multiemployer plan within the meaning of Section 4001(a)(3) of ERISA.

(d) Except as set forth in Section 3.11(d) of the Disclosure Schedule, (i) for each Plan that is intended to be qualified under Code Section 401(a), the Company has obtained a favorable determination letter from the IRS to such effect, and, to the Company’s Knowledge, nothing has occurred, whether by action or inaction, that could reasonably be expected to cause the loss of such qualification, (ii) no Pension Plan has any “accumulated funding deficiency” within the meaning of Section 302(a) of ERISA and Section 412 of the Code, (iii) no “reportable event” within the meaning of Section 4043 of ERISA (other than reportable events for which the notice period has been waived) or “prohibited transaction” within the meaning of Section 406 of ERISA has occurred with respect to any Plan and no material tax has been imposed pursuant to Section 4975 or Section 4976 of the Code in respect thereof, and (iv) neither the Company nor the Subsidiaries has incurred any material liability to the Pension Benefit Guaranty Corporation with respect to any Plan.

(e) Except as set forth in Section 3.11(e) of the Disclosure Schedule, there are no claims, suits or actions pending or, to the Company’s Knowledge, threatened by or on behalf of any of the Plans, by any employee or beneficiary covered under any such Plan, or otherwise involving any such Plan (other than routine claims for benefits).

(f) Each Plan listed on Section 3.11(f) of the Disclosure Schedule is by its terms in material compliance, and has been operated in material compliance, with the provisions of ERISA, the Code, its governing documents and all other Applicable Law, including, without limitation, all notice and other requirements of the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”).

(g) The Company and the Subsidiaries are in material compliance with the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), and all other Applicable Laws which require the continuation of benefit coverage upon the happening of certain events, such as the termination of employment or change in beneficiary or dependent status. Neither the Company nor the Subsidiaries has any obligation to provide health or other non-pension benefits to retired or other former employees, except as specifically required by COBRA.

(h) There are no unpaid contributions due prior to the date hereof with respect to any Plan that are required to have been made.

(i) With respect to any Plan: (i) no filing, application or other matter is pending with the Internal Revenue Service, the Pension Benefit Guaranty Corporation (“PBGC”), the United States Department of Labor or any other governmental body, and (ii) there are no outstanding material liabilities for Taxes, penalties or fees.

(j) Neither the Company nor any ERISA Affiliate has incurred any liability or taken any action and none of them has any knowledge of any action or event that could cause any one of them to incur any liability under Section 412 of the Code or Title IV of ERISA. Except as set forth in Section 3.11(k) of the Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of any or all of the transactions contemplated by this Agreement will: (i) entitle any current or former employee of the Company or its ERISA Affiliates to severance or unemployment compensation or any similar payment, (ii) accelerate the time of payment or vesting or increase the amount of any compensation due to any such employee or former employee, or (iii) directly or indirectly result in any payment made or to be made to or on behalf of any person constituting a “parachute payment” within the meaning of Section 280G of the Code.

(k) Neither the Company nor its ERISA Affiliates has filed a notice of intent to terminate any Plan or adopted any amendment to treat any such Plan as terminated. The PBGC has not instituted proceedings to terminate any such Plan; and, to the Company’s Knowledge, no other event or condition has occurred which might constitute ground under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any such Plan.

(l) Neither the Company nor any of its Subsidiaries has any material liability or obligations, including under or on account of a Plan, arising out of the hiring of persons to provide services to the Company or any of its Subsidiaries and treating such persons as consultants or independent contractors and not as employees of the Company or any of its Subsidiaries.

(m) All Plans required to have been approved by or registered with any foreign governmental entity have been so approved, no such approval has been revoked (nor has revocation been threatened) and no event has occurred since the date of the most recent approval or application therefore relating to any such Plan that would reasonably be expected to adversely affect any such approval relating thereto or materially increase the costs relating thereto.

(n) None of the issued and outstanding Options are “incentive stock options” under Section 422 of the Code.

3.12 Taxes. Except as set forth in Section 3.12 of the Disclosure Schedule:

(a) the Company and its Subsidiaries have timely filed (after giving effect to applicable extensions) with the appropriate taxing authorities all Tax Returns (as hereinafter defined) required to be filed by or with respect to the Company and/or the Subsidiaries, either separately or as part of an affiliated group of corporations, pursuant to the laws of any Governmental Authority with taxing power over the Company, its Subsidiaries or their assets or businesses, on or prior to the Closing Date, and such Tax Returns were true, correct and complete. No written claim has ever been made by an authority in a jurisdiction where any of the Company and its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction;

(b) the Company and the Subsidiaries have timely paid all Taxes (as hereinafter defined) due and owing by the Company and the Subsidiaries on or before the Closing Date (whether or not shown to be due on any Tax Returns);

(c) the unpaid Taxes of the Company and its Subsidiaries did not, as of the date of the Balance Sheet, exceed the reserves for such Taxes as reflected in Section 3.12(c) of the Disclosure Schedule. Since the date of the Balance Sheet, neither the Company nor any of its Subsidiaries has incurred any liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice;

(d) no deficiencies for Taxes against any of the Company and its Subsidiaries have been claimed, proposed or assessed in writing by any taxing or other Governmental Authority. There are no pending or, to the Company’s Knowledge, threatened audits, assessments or other actions for or relating to any liability in respect of Taxes of any of the Company and its Subsidiaries, and, to the Company’s Knowledge, there are no matters under discussion with any Governmental Authorities with respect to Taxes that are likely to result in an additional liability for Taxes with respect to any of the Company and its Subsidiaries. The Company has delivered or made available to Parent complete and accurate copies of federal, state and local income Tax Returns of each of the Company and its Subsidiaries and their predecessors for the years ended December 31, 2001, 2002 and 2003, and complete and accurate copies of all examination reports and statements of deficiencies assessed against or agreed to by any of the Company and its Subsidiaries or any predecessors since December 31, 2000 relating to such income Tax Returns. Neither the Company nor any of its Subsidiaries nor any predecessor has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency;

(e) there are no Liens for Taxes other than Permitted Liens on any assets of any of the Company and its Subsidiaries;

(f) neither the Company nor any of its Subsidiaries (i) has consented at any time under former Section 341(f)(1) of the Code to have the provisions of former Section 341(f)(2) of the Code apply to any disposition of the assets of any of the Company and its Subsidiaries; (ii) has agreed, or is required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise; (iii) has made an election, or is required, to treat any of its assets as owned by another Person pursuant to the provisions of Section 168(f) of the Internal Revenue Code of 1954 or as tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code; (iv) has acquired or owns any assets that directly or indirectly secure any debt the interest on which is tax exempt under Section 103(a) of the Code; (v) has made or will make a consent dividend election under Section 565 of the Code; (vi) has elected at any time to be treated as an S corporation within the meaning of Section 1361 or 1362 of the Code; or (vii) made any of the foregoing elections or is required to apply any of the foregoing rules under any comparable state or local Tax provision;

(g) there are no Tax-sharing agreements or similar arrangements (including indemnity arrangements) with respect to or involving any of the Company and its Subsidiaries, and, after the Closing Date, none of the Company and its Subsidiaries shall be bound by any such Tax-sharing agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date;

(h) none of the Company and its Subsidiaries has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which is the Company). None of the Company and its Subsidiaries has any liability for the Taxes of any Person (other than Taxes of the Company and its Subsidiaries) (i) under Treasury regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), (ii) as a transferee or successor, (iii) by contract, or (iv) otherwise;

(i) each of the Company and its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party. The transaction contemplated herein is not subject to the tax withholding provisions of Section 3406 of the Code, or of Subchapter A of Chapter 3 of the Code or of any other provision of law;

(j) none of the Company and its Subsidiaries has been a United State real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code;

(k) neither the Company nor any of its Subsidiaries (i) is a partner for Tax purposes with respect to any joint venture, partnership, or other arrangement or contract which is treated as a partnership for Tax purposes, (ii) owns a single member limited liability company which is treated as a disregarded entity, (iii) is a shareholder of a “controlled foreign corporation” as defined in Section 957 of the Code (or any similar provision of state, local or foreign law) or (iv) is a “personal holding company” as defined in Section 542 of the Code (or any similar provision of state, local or foreign law);

(l) neither the Company nor any of its Subsidiaries has or has had a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States of America and such foreign country;

(m) none of the outstanding indebtedness of any of the Company and its Subsidiaries constitutes indebtedness with respect to which any interest deductions may be disallowed under Sections 163(i), 163(l) or 279 of the Code or under any other provision of applicable law;

(n) neither the Company nor any of its Subsidiaries has distributed the stock of any corporation in a transaction satisfying the requirements of Section 355 of the Code since April 16, 1997, and neither the stock of the Company nor the stock of any of its Subsidiaries has been distributed in a transaction satisfying the requirements of Section 355 of the Code since April 16, 1997; and

(o) neither the Company nor any of its Subsidiaries has entered into any transaction identified as a “listed transaction” for purposes of Treasury regulations Sections 1.6011-4(b)(2) or 301.6111-2(b)(2). If either the Company or any of its Subsidiaries has entered into any transaction such that, if the treatment claimed by it were to be disallowed, the transaction would constitute a substantial understatement of federal income tax within the meaning of Section 6662 of the Code, then it believes that it has either (i) substantial authority for the tax treatment of such transaction or (ii) disclosed on its Tax Return the relevant facts affecting the tax treatment of such transaction.

3.13 Contracts and Commitments. Section 3.13 of the Disclosure Schedule sets forth a list of all of the following agreements, contracts and commitments to which the Company or any of the Subsidiaries is a party or by which the Company, any of the Subsidiaries or their respective assets are bound (except for purchase orders for inventory by the Company or any of the Subsidiaries in the ordinary course of business) (each such contract of the type described in this Section 3.13, whether or not set forth in Section 3.13 of the Disclosure Schedule, a “Material Contract”):

(a) employment agreements or severance agreements or employee termination arrangements or consulting agreements, in any such case, with respect to employees or consultants earning in excess of $50,000 per year;

(b) any change of control agreements with employees or consultants of the Company or the Subsidiaries earning in excess of $100,000 per year;

(c) agreements, contracts, commitments or arrangements containing any covenant limiting the ability of the Company or the Subsidiaries to engage in any line of business or to compete with any business or person;

(d) agreements or contracts (including loans or similar arrangements) with the Company or any affiliate of the Company (other than the Company and the Subsidiaries) or any past or present officer, director or employee of the Company or any of such affiliates (other than employment, severance and change of control agreements covered by clause (a) or (b) above);

(e) agreements or contracts under which the Company or the Subsidiaries has borrowed or loaned money, or any note, bond, indenture, mortgage, installment obligation or other evidence of indebtedness for borrowed or loaned money or any guarantee of such indebtedness, in each case, relating to amounts in excess of $100,000;

(f) joint venture agreements or other agreements involving the sharing of profits;

(g) leases pursuant to which (i) material personal property or (ii) real property is leased to or from the Company or the Subsidiaries;

(h) powers of attorney from the Company or any Subsidiaries;

(i) guaranties, suretyships or other contingent agreements of the Company or the Subsidiaries involving underlying obligations of not less than $100,000;

(j) any agreement, contract, commitment or arrangement relating to capital expenditures with respect to the Company or the Subsidiaries and involving future payments which exceed $100,000 in any 12-month period;

(k) any agreement, contract, commitment or arrangement relating to the acquisition of assets (other than in the ordinary course of business consistent with past practice) or any capital stock of any business enterprise;

(l) license or royalty agreements involving any form of Intellectual Property, whether the Company is the licensor or licensee thereunder (excluding licenses that are commonly available on standard commercial terms, such as software “shrink-wrap” license);

(m) confidentiality and non-disclosure agreements (whether the Company is the beneficiary or the obligated party thereunder), other than those related to (i) commercial transactions in the ordinary course of business that are not individually material and (ii) the sale or disposition of the Company that do not adversely affect the transactions contemplated by this Agreement or any Ancillary Agreement or the operation of the Company by Parent after the Effective Time assuming that Parent operates the Surviving Corporation in a manner substantially similar to the manner in which the Company has been operated prior to the Effective Time;

(n) contracts or commitments relating to commission arrangements that are material to the Company or its business;

(o) indemnification agreements, other than in connection with commercial transactions in the ordinary course of business;

(p) any contract with any Governmental Authority;

(q) any other contract under which the consequences of a default or termination would reasonably be expected to have a Material Adverse Effect;

(r) contracts (other than those covered by clause (a) through (q) above) pursuant to which the Company and the Subsidiaries will receive or pay in excess of $100,000 over the life of the contract; and

(s) any other material agreements, contracts and commitments not entered into in the ordinary course of business.

Complete and accurate copies of all Material Contracts, including all amendments and supplements thereto, have been delivered to Parent. Each Company Material Contract is valid and binding on the Company and each Subsidiary party thereto and, to the Company’s Knowledge, each other party thereto, and in full force and effect. With respect to the Material Contracts, neither the Company, the Subsidiaries nor, to the Company’s Knowledge, any other party to any such contract has failed to perform any material obligation thereunder or is in material breach thereof or default thereunder, and, to the Company’s Knowledge, no event has occurred which, with the giving of notice or the lapse of time, would constitute such a material breach or default.

3.14 Compliance with Laws. Except as set forth in Section 3.14 of the Disclosure Schedule and except with respect to the matters described in Sections 3.11, 3.12, 3.15 and 3.16, the Company and the Subsidiaries are, and, to the Company’s Knowledge, at all times since April 14, 2000 have been, in compliance, in all material respects, with all Applicable Laws and all Orders of, and agreements with, any Governmental Authority applicable to the Company or the Subsidiaries or any of their respective assets or properties. Except as set forth in Section 3.14 of the Disclosure Schedule, the Company and the Subsidiaries have all material permits, certificates, licenses, approvals and other authorizations (collectively, “Permits”) required under Applicable Laws or necessary in connection with the ownership, lease and operation of their assets and properties and the conduct of their businesses, and all such Permits are in full force and effect.

3.15 Labor Matters. (a) Except as set forth in Section 3.15(a) of the Disclosure Schedule, (i) the Company and the Subsidiaries are, and at all times since April 14, 2000, have been in compliance in all material respects with all Applicable Laws regarding labor, employment, employment practices, employee classification, fair employment practices, terms and conditions of employment, independent contractors, child labor, work permits, workers’ compensation, occupational safety and wages and hours, (ii) there is no unfair labor practice charge or complaint against the Company nor the Subsidiaries pending before the National Labor Relations Board, (iii) there is no labor strike, slowdown, work stoppage or lockout in effect, or, to the Company’s Knowledge, threatened against the Company or the Subsidiaries, and the Company and the Subsidiaries have not experienced any such labor controversy since January 1, 2003, (iv) there is no material charge or complaint pending against the Company or the Subsidiaries before the Equal Employment Opportunity Commission, the Office of Federal Contract Compliance Programs or any similar state, local or foreign agency responsible for the prevention of unlawful employment practices, (v) neither the Company nor the Subsidiaries is a party to, or otherwise bound by, any consent decree with, or material citation by, any Governmental Authority relating to employees or employment practices; (vi) the Company and the Subsidiaries will not have any material liability under any benefit or severance policy, practice, agreement, plan, or program which exists or arise, or may be deemed to exist or arise, under any Applicable Law or otherwise, as a result of the transactions contemplated hereunder; (vii) no employees of the Company or any Subsidiary are represented by a labor union, and neither the Company nor the Subsidiaries is a party to any collective bargaining agreement; (viii) the Company and the Subsidiaries are in compliance with its obligations pursuant to the Worker, Adjustment and Retraining Notification Act of 1988 (“WARN Act”); and (ix) none of the Company or any Subsidiary is liable for any payment to any trust or other fund or to any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the ordinary course of business consistent with past practice and in compliance with Applicable Law). Neither the Company nor the Subsidiaries has received written notice of the intent of any Governmental Authority responsible for the enforcement of employment laws to conduct an investigation of or relating to the Company or the Subsidiaries and, to the Company’s Knowledge, no such investigation is in progress.

(b) Except as set forth in Section 3.15(b) of the Disclosure Schedule, none of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby will (either alone or as a precondition together with any other event, such as termination of employment) (i) result in any payment (including, without limitation, severance, unemployment compensation, parachute or otherwise) becoming due from the Company or any Subsidiary or any of their respective Affiliates to any director, officer or employee of the Company or any Subsidiary, (ii) significantly increase any benefits otherwise payable or (iii) result in any acceleration of the time of payment or vesting of any material benefits (other than with respect to any Options). Except as set forth in Section 3.13 of the Disclosure Schedule, no individual who is a party to an employment agreement or any agreement incorporating a change in control provision with the Company or any Subsidiary has terminated employment or been terminated, and no notice of termination has been given by the Company or any Subsidiary to any such individual under circumstances that have given, or could give, rise to a severance obligation on the part of the Company under such agreement nor does any condition exist under which any such individual could terminate his or her employment with the Company or any Subsidiary and give rise to a severance obligation on the part of the Company under such agreement.

3.16 Environmental Matters. Except as set forth in Section 3.16 of the Disclosure Schedule, (a) neither the Company nor the Subsidiaries has received any notice alleging any violation of, or any liability or responsibility under, any Environmental Law, and, to the Company’s Knowledge, no such notice is threatened, (b) the Company and the Subsidiaries are and have been since April 14, 2000 in compliance with all applicable Environmental Laws, (c) the Company and the Subsidiaries have obtained, and are and have been since April 14, 2000 in compliance with, all governmental environmental permits, registrations and authorizations required under Environmental Laws for the operation of the businesses of the Company and the Subsidiaries, and all of such permits, registrations and authorizations are in full force and effect, (d) no Hazardous Materials have been transported, stored, treated or disposed of by the Company or the Subsidiaries on the real estate owned, leased, operated or otherwise used by the Company or the Subsidiaries, except for such transportation, storage, treatment, disposal which are in compliance with and would not result in material liability under all Environmental Laws, (e) neither the Company nor the Subsidiaries has entered into, agreed to, or is subject to any Order of any Governmental Authority under any Environmental Laws for the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials and, to the Company’s Knowledge, no investigation, litigation or other proceeding is pending with respect thereto, (f) neither the Company nor any Subsidiary is an indemnitor in connection with any claim by any third party indemnitee under any Environmental Law or relating to any Hazardous Materials, and (g) the Company has provided to Parent true and complete copies of all material documents in its possession or control which relate to the Company’s compliance with or liability under the Environmental Laws. None of the Real Property is listed or, to the Company’s Knowledge, proposed for listing on the “National Priorities List” under CERCLA, as amended and supplemented, or any similar state or foreign list of sites requiring investigation or cleanup.

3.17 Material Suppliers and Customers. Section 3.17 of the Disclosure Schedule sets forth the names of the ten suppliers and ten customers to whom the Company and the Subsidiaries paid or received the greatest sum of money in respect of services, products or materials provided to or from the Company and the Subsidiaries during the year ended December 31, 2004. Since December 31, 2004, none of the suppliers or customers listed in Section 3.17 of the Disclosure Schedule has notified the Company or any Subsidiaries in writing that it is canceling, reducing or otherwise terminating or that it intends to cancel, reduce or otherwise terminate its relationship with the Company.

3.18 No Material Adverse Effect. Since December 31, 2003, there has been no change in the Company or the Subsidiaries, taken as a whole, which has had a Material Adverse Effect.

3.19 Brokers. Except as set forth in Section 3.19 of the Disclosure Schedule, no broker, finder or financial advisor or other person is entitled to any brokerage fees, commissions, finders’ fees or financial advisory fees in connection with the transactions contemplated hereby by reason of any action taken by the Company or any of their respective directors, officers, employees, representatives or agents.

3.20 Insurance. Section 3.20 of the Disclosure Schedule sets forth a true and correct list of all insurance policies (a) to which the Company or any Subsidiary is a party or under which the Company or any Subsidiary is covered and (b) to which the Company may seek coverage with respect to the Garcia Litigation or the DuPont Litigation for events occurring or circumstances existing since January 1, 1995; provided, however, that no representation or warranty is made herein with respect to whether any claim made by the Company in connection with the Garcia Litigation or the DuPont Litigation will be accepted or paid under such insurance policies. To the Company’s Knowledge, the Company maintains insurance coverage with reputable insurers, or maintains self-insurance practices, in such amounts and covering such risks as are in accordance with normal industry practices for companies engaged in businesses similar to that of the Company (taking into account the cost and availability of such insurance).

3.21 Vote Required. The affirmative vote of the holders of a majority of the Company Common Stock is the only vote of the holders of any class or series of capital stock or other Equity Interests of the Company necessary to approve the Merger, which stockholder vote shall be received by the Company and delivered to the Parent immediately following the execution and delivery by the Company of a counterpart signature page to this Agreement.

3.22 Foreign Corrupt Practices Act. Neither the Company nor any Subsidiary nor, to the Company’s Knowledge, any agent, employee or other Person associated with or acting on behalf of the Company has, directly or indirectly, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds, violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or made any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment.

3.23 Product Liability. There is no Action pending or, to the Company’s Knowledge, threatened by or before any Governmental Authority against or involving the Company or any Subsidiary nor, to the Company’s Knowledge, has there been any occurrence relating to any product of the Company which could result in Product Liability on the part of the Company or any Subsidiary in excess of $250,000 in the aggregate.

3.24 Bank Accounts. Section 3.24 of the Disclosure Schedule contains a list of all of the Company’s bank accounts, safe deposit boxes and Persons authorized to draw thereon or have access thereto.

3.25 No Other Agreements to Sell the Company. Neither the Company nor any Subsidiary nor, to the Company’s Knowledge, any Stockholder has any legal obligation, absolute or contingent, to any other Person to sell the Company, its business, assets or any portion thereof or to sell any capital stock of the Company or to effect any merger, consolidation or other reorganization of the Company or to enter into any agreement with respect thereto, except pursuant to this Agreement.

3.26 Exclusivity of Representations. The representations and warranties made by the Company in this Agreement (including the Disclosure Schedule) and in any certificates required to be delivered by the Company hereunder are the exclusive representations and warranties made by the Company. The Company hereby disclaims any other express or implied representations or warranties, including without limitation, regarding the pro forma financial information, financial projections or other forward-looking statements of the Company or the Subsidiaries.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT

Parent and Merger Sub hereby (jointly and severally) represent and warrant to the Company as follows:

4.1 Organization; Authority. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite power and authority to enter into this Agreement, the Escrow Agreement and the other Ancillary Agreements to which it is a party, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the Ancillary Agreements to which it is a party, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary action on the part of Parent and Merger Sub. This Agreement has been duly executed and delivered by Parent and Merger Sub and constitutes a valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms. Each Ancillary Agreement to which it is a party will be duly executed and delivered by Parent and Merger Sub and, assuming that such Ancillary Agreement constitutes a valid and binding obligation of the other parties thereto, will constitute a valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms.

4.2 No Violation; Consents and Approvals. The execution and delivery by Parent and Merger Sub of this Agreement and the Ancillary Agreements to which it is a party do not, and the consummation of the transactions contemplated hereby or thereby and compliance with the terms hereof and thereof will not, conflict with, or result in any violation of or default (or an event which, with notice or lapse of time or both, would constitute a default) under, (a) any provision of the certificate of incorporation or bylaws of Parent or Merger Sub, (b) any material Order or Applicable Laws applicable to Parent or Merger Sub or the property or assets of Parent or Merger Sub or (c) any material contract to which Parent or Merger Sub is a party or by which Parent or Merger Sub or their respective assets may be bound. Except as set forth in Section 4.2 of the Disclosure Schedule, no material Governmental Approval is required to be obtained or made by or with respect to Parent or Merger Sub or its affiliates in connection with the execution and delivery of this Agreement or any Ancillary Agreement to which it is a party , or the consummation by Parent of the transactions contemplated hereby or thereby.

4.3 Litigation. There are no claims, actions, suits, investigations or proceedings pending or, to the knowledge of Parent and Merger Sub, threatened against or affecting Parent and Merger Sub or each of its assets, at law or in equity, by or before any Governmental Authority, or by or on behalf of any third party, which, if adversely determined, would materially impair Parent and Merger Sub’s ability to consummate the transactions contemplated hereby, and there are no outstanding Orders of any Governmental Authority, affecting Parent and Merger Sub or their respective assets, at law or in equity, which would materially impair Parent’s and Merger Sub’s ability to consummate the transactions contemplated hereby.

4.4 Funding. Parent and Merger Sub have the necessary funding to meet all of its obligations under this Agreement and the Buyer Agreements, including, without limitation, the Merger Consideration, any adjustments thereto and all of its fees and expenses in order to consummate the transactions contemplated by this Agreement.

4.5 Solvency. After giving effect to the consummation of the transactions contemplated hereby, the Surviving Corporation: (a) will be solvent (in that both the fair value of its assets will not be less than the sum of its debts and that the present fair saleable value of its assets will not be less than the amount required to pay its probable liability on its debts as they become absolute and matured), (b) will have adequate capital with which to engage in its business; and (c) will not have incurred and will not plan to incur debts beyond its ability to pay as they become absolute and matured.

4.6 Brokers. No broker, finder or financial advisor or other person is entitled to any brokerage fees, commissions, finders’ fees or financial advisory fees in connection with the transactions contemplated hereby by reason of any action taken by Parent and Merger Sub or any of its partners, officers, employees, representatives or agents.

ARTICLE V

COVENANTS OF THE PARTIES

5.1 Conduct of the Company’s Business. Except as contemplated by this Agreement and as set forth in Section 5.1 of the Disclosure Schedule, during the period from the date hereof to the Closing Date, the Company will, and will cause the Subsidiaries to, conduct its business and operations solely in the ordinary course of business consistent with past practice and to use reasonable best efforts to keep available the services of the current officers, key employees and consultants of the Company and the Subsidiaries and to preserve the current relationships of the Company and the Subsidiaries with customers, suppliers and other Persons with which the Company or any Subsidiary has significant business relations to preserve substantially intact its business organization. Without limiting the generality of the foregoing, except as expressly provided by this Agreement and as set forth in Section 5.1 of the Disclosure Schedule, during the period from the date of this Agreement to the Closing Date, without the prior written consent of Parent and Merger Sub, neither the Company nor the Subsidiaries will:

(a) create, incur, assume or guarantee any indebtedness for borrowed money (including, without limitation, obligations in respect of capital leases) in excess of $100,000;

(b) issue, sell, deliver, pledge, transfer, otherwise dispose of, or reclassify, combine, split, or redeem, purchase, otherwise acquire or enter into any agreement with respect to the voting of any of its equity securities, or grant or enter into any options, warrants, rights, agreements or commitments with respect to the issuance of its equity securities, or amend any terms of any such equity securities or agreements, in each case except for issuances of Company Common Stock upon the exercise of outstanding Options and Warrants and redemptions or purchases pursuant to the terms of existing agreements with employees disclosed to Parent and Merger Sub in Section 3.13 of the Disclosure Schedule;

(c) (i) increase the rate of compensation or benefits of, or pay or agree to pay any benefit to (including, but not limited to, severance or termination pay), present or former managers, directors, officers or employees, (ii) enter into any collective bargaining agreement, (iii) make any bonus or similar payments, or (iv) take any affirmative action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any Company Benefit Plan, in each case except as may be required by any existing Plan, agreement or arrangement disclosed to Parent and Merger Sub in Section 3.13 of the Disclosure Schedule or by the bonus plan for fiscal year ending December 31, 2005 which may be adopted, subject to Parent’s approval (which shall not be unreasonably withheld), prior to the Closing Date, or to employees who are not officers in accordance with the Company’s ordinary course of business consistent with past practice;

(d) enter into, adopt, terminate or amend any Plan, employment or severance agreement or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Plan if it were in existence as of the date of this Agreement, except as required by law;

(e) sell, lease, license, transfer, pledge or otherwise dispose of any assets or properties, whether real or personal, other than the sale of inventory in the ordinary course of business consistent with past practice, which have an aggregate book value in excess of $100,000 or mortgage or encumber any assets or properties, whether real or personal, which have an aggregate book value in excess of $100,000;

(f) acquire or agree to acquire by merging or consolidating with, or by purchasing the stock or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets for aggregate consideration in excess of $100,000;

(g) enter into, modify, amend in any material respect or terminate any Material Contract, including any Real Property Lease (except modifications or amendments in connection with renewals of leases and other matters in the ordinary course of business consistent with past practice);

(h) waive or release any rights of material value, or cancel, compromise, release or assign any indebtedness in excess of $100,000 owed to it;

(i) cancel or terminate any material insurance policy naming it as a beneficiary or a loss payable payee without obtaining comparable substitute insurance coverage;

(j) effectuate a “plant closing” or “mass layoff” (as those terms are defined under the WARN Act) affecting in whole or in part any site of employment, facility, operating unit or employees of the Company or the Subsidiaries;

(k) amend or otherwise change its operating agreement, partnership agreement, certificate of incorporation or by-laws;

(l) except as set forth in Section 5.1(l) of the Disclosure Schedule, change any of its accounting principles, procedures, methods or practices, except as required by GAAP;

(m) change in a material respect its fiscal year end inventory, shipping operations or cut-off procedures;

(n) declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of its capital stock (other than dividends paid by a wholly owned Subsidiary to the Company or to any other wholly owned Subsidiary);

(o) make or authorize any capital expenditure in excess of the Company’s budget as disclosed to Parent prior to the date hereof;

(p) (i) pre-pay any long-term debt, (ii) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, contingent or otherwise), except in the ordinary course of business consistent with past practice and in accordance with their terms, (iii) accelerate or delay collection of notes or accounts receivable in advance of or beyond their regular due dates or the dates when the same would have been collected in the ordinary course of business consistent with past practice, (iv) delay or accelerate payment of any account payable in advance of its due date or the date such liability would have been paid in the ordinary course of business consistent with past practice, or (v) vary the Company’s inventory practices in any material respect from the Company’s past practices;

(q) waive, release, assign, settle or compromise any claims in excess of $500,000, or any material litigation or arbitration;

(r) (i) make or change any material Tax election, Tax accounting method or annual Tax accounting period, (ii) settle or compromise any material liability for Taxes, (iii) enter into any Tax sharing, Tax indemnity or closing agreement, (iv) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of any Tax with any taxing authority, or (v) file any amended material Tax Returns;

(s) modify, amend or terminate, or waive, release or assign any material rights or claims with respect to any confidentiality or standstill agreement to which the Company is a party;

(t) write up, write down or write off the book value of any assets, except for depreciation and amortization in accordance with GAAP consistently applied;

(u) take any action that is intended or would reasonably be expected to result in any of the conditions to Closing set forth in Article VI not being satisfied; or

(v) agree, whether in writing or otherwise, to do any of the foregoing.

5.2 Access to Information Prior to the Closing; Confidentiality. (a) During the period from the date of this Agreement through the Closing Date, the Company shall give Parent and Merger Sub and its agents and authorized representatives (including prospective lenders and environmental consultants) full and complete access (excluding for purposes of conducting environmental sampling and testing) to all offices, facilities, books and records, officers, employees and advisors (including audit and tax working papers prepared by its independent accountants, provided that Parent and Merger Sub will execute releases reasonably requested by the independent accountants if requested to do so) of the Company and the Subsidiaries as Parent and Merger Sub may reasonably request during normal business hours. No investigation conducted pursuant to this Section 5.2 shall affect or be deemed to modify or limit any representation or warranty made in this Agreement.

(b) Any information provided to or obtained by Parent and Merger Sub pursuant to paragraph (a) above shall be “Information” as defined in the Confidentiality Agreement dated January 26, 2005 between the Company and Parent (the “Confidentiality Agreement”), and shall be held by Parent and Merger Sub in accordance with and be subject to the terms of the Confidentiality Agreement. Notwithstanding anything to the contrary herein, the terms and provisions of the Confidentiality Agreement shall survive the termination of this Agreement in accordance with the terms therein. In the event of the termination of this Agreement for any reason, Parent and Merger Sub shall comply with the terms and provisions of the Confidentiality Agreement, including returning or destroying all Information and the non-soliciting of employees of the Company or the Subsidiaries.

5.3 Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each of the parties hereto will use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement at the earliest practicable date.

5.4 Consents. Without limiting the generality of Sections 5.3 and 5.6, each of the parties hereto will use its reasonable best efforts to obtain all licenses, permits, authorizations, consents and approvals of all third parties and Governmental Authorities necessary in connection with the consummation of the transactions contemplated by this Agreement prior to the Closing. Each of the parties hereto will make or cause to be made all filings and submissions under laws and regulations applicable to it as may be required for the consummation of the transactions contemplated by this Agreement. The parties hereto will coordinate and cooperate with each other in exchanging such information and assistance as any of the parties hereto may reasonably request in connection with the foregoing.

5.5 Public Announcements. The parties hereto shall not issue any report, statement or press release or otherwise make any public statement with respect to this Agreement and the transactions contemplated hereby without prior consultation with and approval of the other parties, except as may be required by Applicable Law or Nasdaq rule, in which case such party shall advise the other parties and discuss the contents of the disclosure before issuing any such report, statement or press release.

5.6 Filings and Authorizations; Consummation. Parent and the Company shall, as promptly as practicable, but in no event later than five Business Days following the execution and delivery of this Agreement, submit all filings required by the HSR Act (the “HSR Filing”) to the United States Department of Justice, as appropriate and thereafter provide any supplemental information requested in connection therewith pursuant to the HSR Act and make any similar filing within, to the extent reasonably practicable, a similar time frame with any other Governmental Authority for which such filing is required. Any such notification and report form and supplemental information will be in substantial compliance with the requirements of the HSR Act or other applicable antitrust regulation. Parent and the Company shall furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary under the HSR Act or other applicable antitrust regulation. Parent and the Company shall request early termination of the applicable waiting period under the HSR Act and any other applicable antitrust regulation. Parent and the Company shall promptly inform the other party of any material communication received by such party from any Governmental Authority in respect to the HSR Filing. Each of Parent and the Company shall (a) use its respective reasonable best efforts to comply as expeditiously as possible with all requests of any Governmental Authority for additional information and documents, including, without limitation, information or documents requested under the HSR Act or other applicable antitrust regulation; (b) not (i) extend any waiting period under the HSR Act or any applicable antitrust regulation; or (ii) enter into any agreement with any Governmental Authority not to consummate the transactions contemplated by this Agreement, except, in each case, with the prior consent of the other parties; and (c) cooperate with the other parties and use reasonable best efforts to contest and resist any action, including legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any Order (whether temporary, preliminary or permanent) that restricts, prevents or prohibits the consummation of the transactions contemplated by this Agreement. Parent and the Company shall each pay one-half of the filing fees under the HSR Act.

5.7 Notice of Events. (a) During the period from the date hereof to the Closing Date or the earlier termination of this Agreement, Parent shall promptly notify the Company in writing if Parent becomes aware of (i) the occurrence or non-occurrence of any event or the existence of any fact or condition that would cause or constitute a breach of any of its representations or warranties contained herein had such representation or warranty been made as of the time of Parent’s discovery of such event, fact or condition and (ii) any material failure on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

(b) During the period commencing on the date hereof and ending on the Closing Date or the earlier termination of this Agreement (the “Updating Period”), the Company shall promptly notify Parent in writing if the Company becomes aware of (i) the occurrence or non-occurrence of any event occurring or not occurring, as the case may be, during the Updating Period or the existence of any fact or condition arising during the Updating Period that would cause or constitute a breach of any of its representations or warranties contained herein had such representation or warranty been made as of the time of the Company’s discovery of such event, fact or condition and (ii) any material failure on its or the Stockholder Representative’s part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied during the Updating Period by it or the Stockholder Representative hereunder. Should any such event, fact or condition require any change to the Disclosure Schedule, the Company shall promptly deliver to Parent a supplement to the Disclosure Schedule specifying such change.

(c) In the event that the Company delivers one or more supplements to the Disclosure Schedule pursuant to Section 5.7(b) that reflect any events, facts or conditions which would, individually or in the aggregate, cause the conditions set forth in Sections 6.2(a) or 6.2(b) not to be satisfied and Parent does not exercise its right to terminate this Agreement on the basis of such supplemented Disclosure Schedule, within ten Business Days of Parent’s receipt of any such supplement to the Disclosure Schedule, Parent will be deemed to have accepted such supplemented Disclosure Schedule, the delivery of any such supplement will be deemed to have cured any misrepresentation or breach of warranty or covenant that otherwise might have existed hereunder by reason of such events, fact or condition and, from and after the Effective Time and no Buyer Indemnitee will have any claim for indemnification pursuant to Article VII for any such events, facts or conditions.

5.8 Officer and Director Indemnification and Insurance. (a) Parent and Merger Sub agree that all rights to indemnification and exculpation from liability for acts or omissions occurring on or prior to the Closing Date now existing in favor of the current or former directors, officers or employees of the Company and the Subsidiaries, as provided in the respective certificates of incorporation or by-laws or in indemnification agreements, shall survive the Closing Date and shall continue in full force and effect in accordance with their respective terms for a period of not less than six years after the Closing Date.

(b) On the Closing Date, Parent shall cause the Surviving Corporation to obtain, at the expense of Parent or the Surviving Corporation expense, a non-cancellable run-off insurance policy, for a period of six years after the Closing Date, to provide insurance coverage for events, acts or omissions occurring on or prior to the Closing Date for all persons who were directors or officers of the Company or any Subsidiary on or prior to the Closing Date.

5.9 Tax Covenants. (a) The Surviving Corporation shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for each of the Company and its Subsidiaries for all periods ending on or prior to the Effective Time which are required to be filed after the Effective Time. Such Tax Returns shall be prepared in a manner consistent with the past practice of the Company in preparing its Tax Returns to the extent such past practice conforms with applicable Tax laws. The Surviving Corporation shall submit such Tax Returns to the Stockholder Representative no later than 30 Business Days prior to the due date for filing thereof and shall permit the Stockholder Representative to review and comment on each such Tax Return described in the second preceding sentence prior to filing and shall make such revisions to such Tax Returns as are reasonably requested by the Stockholder Representative. The Stockholder Representative and Parent shall consult with each other and attempt in good faith to resolve any issues arising as a result of such Tax Returns and, if they are unable to do so, the disputed items shall be resolved (within a reasonable time, taking into account the deadline for filing such Tax Return) by the Arbitration Firm. Upon resolution of all such items, the relevant Tax Returns shall be timely filed on that basis. Notwithstanding the foregoing, if the timing for reviewing and/or commenting on any Tax Return by the Stockholder Representative or resolving any disputed item is not practicable because of the filing deadline for such Tax Return, the Surviving Corporation shall file such Tax Return and provide the Stockholder Representative with copies of such Tax Return, and the Stockholder Representative shall have the right to review and comment on such Tax Return, and refer any disputed item to the Arbitration Firm for resolution, and where appropriate, request the Surviving Corporation to file amended Tax Returns. Subject to the limitations of Section 7.5(c)(ii), the Surviving Corporation shall be reimbursed out of the Indemnity Escrow Amount and pursuant to the terms of the Escrow Agreement, within 15 days after the date on which Taxes are paid with respect to such Tax Returns as initially filed, an amount equal to such Taxes of each of the Company and its Subsidiaries with respect to such Tax Returns as initially filed, except to the extent that such Taxes are reflected as a liability in the calculation of Final Working Capital and not offset by a corresponding Tax asset reflected in such calculation.

(b) The Surviving Corporation shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of any of the Company and its Subsidiaries for Tax periods which begin before the Effective Time and end after the Effective Time (a “Straddle Period”). Such Tax Returns shall be prepared in a manner consistent with the past practice of the Company in preparing its Tax Returns to the extent such past practice conforms with applicable Tax laws. The Surviving Corporation shall submit such Tax Returns to the Stockholder Representative no later than 30 Business Days prior to the due date for filing thereof and shall permit the Stockholder Representative to review and comment on each such Tax Return described in the second preceding sentence prior to filing and shall make revisions to such Tax Returns as are reasonably requested by the Stockholder Representative. The Stockholder Representative and Parent shall consult with each other and attempt in good faith to resolve any issues arising as a result of such Tax Returns and, if they are unable to do so, the disputed items shall be resolved (within a reasonable time, taking into account the deadline for filing such Tax Return) by the Arbitration Firm. Upon resolution of all such items, the relevant Tax Returns shall be timely filed on that basis. Notwithstanding the foregoing, if the timing for reviewing and/or commenting on any Tax Return by the Stockholder Representative or resolving any disputed item is not practicable because of the filing deadline for such Tax Return, the Surviving Corporation shall file such Tax Return and provide the Stockholder Representative with copies of such Tax Return, and the Stockholder Representative shall have the right to review and comment on such Tax Return, and refer any disputed item to the Arbitration Firm for resolution, and where appropriate, request the Surviving Corporation to file amended Tax Returns. Subject to the limitations of Section 7.5(c)(ii), the Surviving Corporation shall be reimbursed out of the Indemnity Escrow Amount and pursuant to the terms of the Escrow Agreement, within 15 days after the date on which Taxes are paid with respect to such Tax Returns as initially filed, an amount equal to the portion of such Taxes which relates to the portion of such Taxable period ending on the Effective Time, except to the extent that such Taxes are reflected as a liability in the calculation of Final Working Capital and not offset by a corresponding Tax asset reflected in such calculation. For purposes of the preceding sentence, in the case of any Taxes that are imposed on a periodic basis and are payable for a Straddle Period, the portion of such Tax that relates to the portion of such Straddle Period ending on the Effective Time shall (i) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the Straddle Period ending on the Effective Time and the denominator of which is the number of days in the entire Tax period and (ii) in the case of any Tax based upon or related to income or receipts, be deemed equal to the amount which would be payable if the relevant Tax period ended on the Effective Time.

(c) Parent, the Surviving Corporation, the Stockholders, the Stockholders’ Representative, the Company and its Subsidiaries shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Agreement and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Parent and the Stockholders further agree, upon request, to use their reasonable best efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated hereby).

(d) To the extent permitted by Applicable Law, the parties hereto agree to cause state and local Tax periods of the Company and its Subsidiaries to be closed at the close of business on the Closing Date. Parent agrees that, as of the day following the Closing Date, the Surviving Corporation shall become a member of the “affiliated group” of corporations of which Parent is a member, as defined in Code Section 1504(a), and shall be included in a federal consolidated income Tax Return that will be filed by such affiliated group for a taxable period that will include the day following the Closing Date.

(e) The Surviving Corporation and Parent agree not to cause the Company or any of its Subsidiaries to engage in any transaction on the Closing Date after the Effective Time that is outside of the ordinary course of business, except for the transactions contemplated by this Agreement.

(f) Neither Parent nor any of its Affiliates shall make an election under Code Section 338 with respect to Company or any stock that is held, directly or indirectly, by Company without Stockholder Representative’s prior written consent.

(g) The Company shall have delivered to Parent a form of notice to the IRS in accordance with the requirements of Treasury regulation Section 1.897-2(h)(2) and in form and substance reasonably acceptable to Parent along with written authorization for Parent to deliver such notice form to the IRS on behalf of the Company upon the Closing of the Merger.

5.10 Company’s Auditors. (a) The Company shall use its reasonable best efforts to cause its management and independent auditors to facilitate on a timely basis (i) the preparation of financial statements (including pro forma financial statements if required) as required by Parent to comply with applicable Securities and Exchange Commission regulations and (ii) the review of any Company or predecessor audit work papers, including, as applicable, the review of selected interim financial statements and data.

(b) The Company shall use its reasonable best efforts to have the audit of the consolidated balance sheet of the Company and the Subsidiaries for the year ended December 31, 2004 and the related audited consolidated statements of operations, changes in stockholders equity and cash flows for the fiscal year then ended, including the notes thereto (the “Audited Financial Statements”), completed as promptly as practicable, which Audited Financial Statements will (i) be prepared from the books and records of the Company and the Subsidiaries, (ii) fairly present, in all material respects, the consolidated financial condition and the results of operations and cash flows of the Company and the Subsidiaries as of the dates and for the periods indicated and (iii) be prepared in accordance with GAAP applied consistently throughout the period covered thereby. The Company shall provide Parent with a preliminary draft of the Audited Financial Statements as soon as they are available. The Company shall provide Parent with a reasonable opportunity to make inquiries regarding, or provide comments to, the draft of the Audited Financial Statements and shall respond as promptly as practicable to such inquires and shall take into reasonable consideration such comments before completing the Audited Financial Statements.

5.11 No Solicitation of Transactions. None of the Company or any Subsidiary shall, directly or indirectly, take (and the Company shall not authorize or permit its directors, officers, employees, accountants, consultants, legal counsel, advisors, agents and other representatives or, to the extent within the Company’s control, other Affiliates to take) any action to (a) encourage (including by way of furnishing non-public information), solicit, initiate or facilitate any Acquisition Proposal, (b) enter into any agreement with respect to any Acquisition Proposal or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement or (c) participate in any way in discussions or negotiations with, or furnish any information to, any Person in connection with, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal. Upon execution of this Agreement, the Company shall cease immediately and cause to be terminated any and all existing discussions or negotiations with any Persons conducted heretofore with respect to an Acquisition Proposal and promptly request that all confidential information with respect thereto furnished on behalf of the Company be returned.

5.12 401(k) Plan Termination. Unless Parent notifies Company otherwise in writing prior to the Effective Time, the Company’s board of directors shall adopt resolutions terminating, effective at least two days prior to the Effective Time, any Plan which is intended to meet the requirements of Section 401(k) of the Code (each such Plan, a “401(k) Plan”). Prior to the Closing, the Company shall provide Parent (a) executed resolutions of the Company’s board of directors authorizing such termination, (b) an executed amendment to each such 401(k) Plan intended to assure compliance with all applicable requirements of the Code and regulations thereunder and (c) an executed amendment to each such 401(k) Plan eliminating any form of distribution of benefits thereunder other than single lump sums. Prior to the Closing Date, the Company shall provide any and all notice of such 401(k) Plan termination as may be required by the terms of such 401(k) Plan or obtain waivers of such notice.

5.13 Submission to Stockholders. Immediately after (and on the same day as) the execution and delivery of this Agreement, the Company shall submit this Agreement to the Stockholders for adoption pursuant to Section 251(c) of the DGCL by written consent in accordance with Section 228 of the DGCL. The Company’s board of directors shall recommend that the adoption of this Agreement by the Stockholders is advisable and that the Company’s board of directors has determined that the Merger is fair and in the best interests of the Stockholders.

ARTICLE VI

CONDITIONS TO CLOSING

6.1 Conditions to the Company’s Obligations. The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Closing of each of the following conditions (any or all of which may be waived in whole or in part by the Company).

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub in this Agreement which are qualified as to materiality shall be true and correct in all respects when made and on and as of the Closing Date, as though such representations and warranties were made at and as of the Closing Date, and all other representations and warranties of Parent and Merger Sub in this Agreement shall be true and correct in all material respects when made and on and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date.

(b) Performance. Parent and Merger Sub shall have, in all material respects, performed and complied with all agreements, obligations, covenants and conditions required by this Agreement to be so performed or complied with by Parent and Merger Sub at or prior to the Effective Time.

(c) Officer’s Certificate. Each of Parent and Merger Sub shall have delivered to the Company a certificate, dated as of the Closing Date, executed on its behalf by an executive officer, certifying the fulfillment of the conditions specified in Sections 6.1(a) and 6.1(b).

(d) Legal Opinion. The Company shall have received a legal opinion of Latham & Watkins LLP, counsel to Parent and Merger Sub, in a form reasonably satisfactory to the Company covering the matters set forth on Exhibit 6.1(d).

(e) HSR Act. All applicable waiting periods under the HSR Act shall have expired or been terminated.

(f) No Order. No Governmental Authority, nor any federal or state court of competent jurisdiction or arbitrator shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction or arbitration award or finding or other order (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits consummation of the Merger or any other transactions contemplated in this Agreement or any Ancillary Agreement.

(g) Escrow Agreement. The Escrow Agreement shall have been executed and delivered by Parent and the Escrow Agent.

6.2 Conditions to Parent’s and Merger Sub’s Obligations. The obligations of Parent and Merger Sub to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Closing of each of the following conditions (any or all of which may be waived in whole or in part by Parent and Merger Sub):

(a) Representations and Warranties. The respective representations and warranties of each of the Company and the Stockholder Representative in this Agreement which are qualified as to materiality or “Material Adverse Effect” shall be true and correct in all respects when made and on and as of the Closing Date, as though such representations and warranties were made at and as of the Closing Date (except for representations and warranties expressly stated to relate to a specific date, in which case such representation and warranties shall be true and correct as of such earlier date) and all other representations and warranties of the Company and the Stockholder Representative in this Agreement shall be true and correct in all material respects when made and on and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date (except for representations and warranties expressly stated to related to a specific date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date); provided that this condition shall be deemed to be satisfied unless any failure of any such representation or warranty to be true and correct has a Material Adverse Effect, either alone or when taken in the aggregate with other breaches of any such representations and warranties.

(b) Performance. The Company and the Stockholder Representative shall have, in all material respects, performed and complied with all agreements, obligations, covenants and conditions required by this Agreement to be so performed or complied with by the Company and the Stockholder Representative at or prior to the Closing.

(c) Officer’s Certificate. Each of the Company and the Stockholder Representative shall have delivered to Parent and Merger Sub a certificate, dated as of the Closing Date, executed on its behalf by an executive officer, certifying the fulfillment of the conditions specified in Sections 6.2(a) and 6.2(b) applicable to it.

(d) Legal Opinion. Parent and Merger Sub shall have received a legal opinion of Kaye Scholer LLP, counsel to the Company, in a form reasonably satisfactory to Parent covering the matters set forth on Exhibit 6.2(d).

(e) HSR Act. All applicable waiting periods under the HSR Act shall have expired or been terminated.

(f) No Order. No Governmental Authority, nor any federal or state court of competent jurisdiction or arbitrator shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction or arbitration award or finding or other order (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits consummation of the Merger or any other transactions contemplated in this Agreement or any Ancillary Agreement.

(g) Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect.

(h) Consents and Approvals. All consents, approvals and authorizations of any Person or Governmental Authority required to be set forth in Section 3.4 of the Disclosure Schedule shall have been obtained, in each case without (i) the imposition of any material condition, (ii) the requirement of divestiture of assets or property or (iii) the requirement of expenditure of money by Parent to a third party in exchange for any such consent.

(i) Court Proceedings. No Action shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator or threatened in writing by any Governmental Authority wherein an unfavorable Order would (i) prevent consummation of any of the transactions contemplated by this Agreement or any Ancillary Agreement, (ii) cause any of the transactions contemplated by this Agreement or any Ancillary Agreement to be rescinded following consummation thereof or (iii) affect adversely, in any material respect, the right or powers of Parent to own, operate or control the Company, and no such Order shall be in effect.

(j) Audited Financial Statements. The Company shall have delivered to Parent the Audited Financial Statements and an unqualified audit report thereon of an independent public accounting firm mutually acceptable to Parent and the Company.

(k) Ancillary Agreements. Each of the Ancillary Agreements to which the Company or the Stockholder Representative is a party shall have been executed and delivered by the Company and the Stockholder Representative and other party thereto (other than Parent or Merger Sub).

ARTICLE VII

REMEDIES

7.1 Survival. The representations, warranties, agreements, obligations and covenants contained in this Agreement and the certificates delivered pursuant to this Agreement shall survive the Effective Time, subject to the applicable time limitations with respect to notices of claims set forth in Section 7.4. The parties agree that, from and after the Effective Time, the exclusive remedies of the parties for any Damages arising out of or based upon the matters set forth in this Agreement are the reimbursement and indemnification obligations of the parties set forth in this Article VII. The provisions of this Section 7.1 shall not, however, prevent or limit a cause of action under Section 9.13 to obtain an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof. Subject to Section 5.7(c), the right to indemnification, payment of Damages or other remedy hereunder will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the Effective Time, with respect to the accuracy or inaccuracy of or compliance with, any representation, warranty, covenant or agreement.

7.2 Indemnification of Buyer Indemnitees. Subject to Sections 7.4, 7.5 and 7.7 hereof, from and after the Effective Time:

(a) The Equityholders will jointly indemnify and hold harmless Parent, the Surviving Corporation and the Subsidiaries (the Surviving Corporation and the Subsidiaries are hereinafter collectively referred to as the “Companies”) and their respective successors and permitted assigns, and the officers, employees, directors and stockholders of Parent and the Companies and their respective heirs and personal representatives (collectively, the “Buyer Indemnitees”), solely out of the Indemnity Escrow Amount and subject to the terms of the Escrow Agreement, for the amount of any, Damages actually incurred by a Buyer Indemnitee arising out of (i) any breach of any representation or warranty of the Company or the Stockholder Representative contained in this Agreement or in any certificate delivered pursuant to this Agreement (other than the representations and warranties contained in Sections 3.1, 3.2, 3.3 and 3.4 and without giving effect to any supplement to the Disclosure Schedule other than as permitted by Section 5.7(c)), (ii) any breach by the Company or the Stockholder Representative of any of its respective covenants or agreements contained in this Agreement or any certificate delivered pursuant to this Agreement that survive the Effective Time or the Escrow Agreement, (iii) the Garcia Litigation but only to the extent that actual Damages are incurred by a Buyer Indemnitee with respect to the Garcia Litigation pursuant to a final settlement or final, non-appealable judgment from a court of competent jurisdiction prior to the 18-month anniversary of the Closing Date or (iv) any “excess parachute payments” (within the meaning of Section 280G of the Code) made to any employee of the Company on or prior to the Effective Time.

(b) The Equityholders who are signatories to this Agreement for purposes of this Article VII severally (based on each such Equityholder’s Proportionate Percentage) and not jointly will indemnify and hold harmless the Buyer Indemnitees for, and will pay to the Buyer Indemnitees the amount of any, Damages actually incurred by a Buyer Indemnitee arising out of (i) any breach of any representation or warranty of the Company contained in Sections 3.1, 3.2, 3.3 or 3.4 or in any certificate delivered pursuant to this Agreement relating to such representations and warranties (without giving effect to any supplement to the Disclosure Schedule other than as permitted by Section 5.7(c)), (ii) the DuPont Litigation or (iii) the exercise of appraisal or dissenter’s rights pursuant to the DGCL by any Stockholder in connection with the transactions contemplated by this Agreement.

7.3 Indemnification of Seller Indemnitees. Subject to Sections 7.4, 7.6 and 7.7, from and after the Effective Time, Parent and the Surviving Corporation will indemnify and hold harmless the Stockholder Representative and its respective successors and permitted assigns, and the officers, employees, directors and stockholders of the Stockholder Representative, Stockholders, Optionholders and Warrantholders and their respective heirs and personal representatives (collectively, the “Seller Indemnitees”) for, and will pay to the Seller Indemnitees the amount of any, Damages actually incurred by a Seller Indemnitee arising out of (a) any breach of any representation or warranty of Parent or the Merger Sub contained in this Agreement or any certificate delivered pursuant to this Agreement, or (b) any breach by Parent or Merger Sub of any of their covenants or agreements contained in this Agreement or any certificate delivered pursuant to this Agreement that survive the Effective Time or the Escrow Agreement.

7.4 Time Limitations. (a) Following the Effective Time, the Buyer Indemnitees shall not be entitled to indemnification pursuant to Section 7.2(a) unless on or before the 18-month anniversary of the Closing Date, Parent notifies the Stockholder Representative of a claim for Damages in accordance with Section 7.7.

(b) Following the Effective Time, the Seller Indemnitees shall not be entitled to indemnification pursuant to Section 7.3 unless on or before the 18-month anniversary of the Closing Date, the Stockholder Representative notifies Parent of a claim for Damages in accordance with Section 7.7; provided, however, that the foregoing limitations shall not apply to the obligations of Parent and/or Merger Sub to make payments under Article II.

7.5 Limitation on Amount of Indemnification of Buyer Indemnities. (a) The Buyer Indemnitees will not be entitled to indemnification with respect to the matters described in Section 7.2(a)(i) (other than in connection with a breach of the representations and warranties contained in Section 3.12) or Section 7.2(b)(i) unless and until the total of all such Damages suffered by the Buyer Indemnitees under such Sections exceeds the sum of $1,000,000 (the “Basket”), in which event the Equityholders will be liable for all Damages (including the initial $1,000,000 thereof). Notwithstanding the foregoing, no claim for indemnification with respect to the matters described in Section 7.2(a)(i) (other than in connection with a breach of the representations and warranties contained in Section 3.12) or Section 7.2(b)(i) may be made, pursuant to this Article VII, unless the amount of such claim shall exceed $10,000, and if such claim does not exceed such amount, the amount of such claim shall not be taken into account in determining whether or not or to the extent to which the Basket has been exceeded. Subject to the limitations set forth in this Section 7.5, in no event shall (i) the Equityholders be liable for Damages pursuant to Section 7.2(a) which exceed, in the aggregate, the Indemnity Escrow Amount and (ii) any Equityholder be liable for Damages under this Article VII in excess of such Equityholder’s Proportionate Percentage of the Merger Consideration.

(b) All claims for Damages made by any Buyer Indemnitee pursuant to Section 7.2(a) shall be satisfied solely out of the Indemnity Escrow Amount, subject to the terms of the Escrow Agreement. Claims for Damages made by any Buyer Indemnitee pursuant to Section 7.2(b) may (but need not) be satisfied out of the Indemnity Escrow Amount, subject to the terms of the Escrow Agreement; provided, however, that notwithstanding anything to the contrary contained herein, any Damages disbursed to a Buyer Indemnitee from the Indemnity Escrow Amount in connection with a claim made pursuant to Section 7.2(b) shall reduce (by the amount of such Damages) the maximum liability of the Equityholders for indemnification claims made by the Buyer Indemnitees pursuant to Section 7.2(a) (other than with respect to Section 7.2(a)(i) in connection with a breach of the representations and warranties contained in Section 3.12 or Section 7.2(a)(ii) in connection with a breach of the covenants in Section 5.9).

(c) The Buyer Indemnitees’ right to indemnification pursuant to Section 7.2 on account of any Damages shall (i) be reduced by all insurance or other third party indemnification proceeds actually received by the Buyer Indemnitees net of any Taxes payable by the Buyer Indemnitees with respect to such proceeds and (ii) in the case of Damages arising from any breach of the representations and warranties set forth in Section 3.12 or the covenants set forth in Section 5.9, (1) be reduced by the reserve for Taxes set forth in Section 7.5(c) of the Disclosure Schedule and (2) be reduced by any Taxes reflected as a liability in the calculation of Final Working Capital and not offset by a corresponding Tax asset reflected in such calculation. Parent and the Companies shall use their commercially reasonable efforts to claim and recover any Damages suffered by the Buyer Indemnitees under any such insurance policies or other third party indemnities.

7.6 Limitation on Amount — Parent and Surviving Corporation. (a) Parent and the Surviving Corporation will have no liability (for indemnification or otherwise) with respect to the matters described in Section 7.3 unless and until the total of all such Damages suffered by the Seller Indemnitees under such Section exceeds the sum of $1,000,000 (the “Buyer Basket”), in which event Parent and the Surviving Corporation will be liable for all Damages (including the initial $1,000,000 thereof) up to a maximum of $15,000,000; provided, however, that, no claim for indemnification with respect to the matters described in Section 7.3 may be made, pursuant to this Article VII, unless the amount of such claim shall exceed $10,000, and if such claim does not exceed such amount, the amount of such claim shall not be taken into account in determining whether or not or to the extent which the Buyer Basket has been exceeded; provided further, however, that neither the Buyer Basket nor the foregoing limitations shall apply to the obligations of Parent and/or Merger Sub to make payments under Article II.

(b) The Seller Indemnitees’ right to indemnification pursuant to Section 7.3 on account of any Damages shall be reduced by all insurance or other third party indemnification proceeds actually received by the Seller Indemnitees net of any Taxes payable by the Seller Indemnitees with respect to such proceeds. The Seller Indemnitees shall use their commercially reasonable efforts to claim and recover any Damages suffered by the Seller Indemnitees under any such insurance policies or other third party indemnities.

7.7 Procedures.

(a) Notice of Damages by Seller Indemnitee. As soon as is reasonably practicable after a Seller Indemnitee obtains knowledge of any Damages for which any Seller Indemnitee is entitled to indemnification pursuant to Section 7.3, the Stockholder Representative shall give written notice of such Damages (a “Seller Claims Notice”) to Parent describing the Damages in reasonable detail, and indicate the amount (estimated, if necessary and to the extent feasible) of the Damages that has been or may be suffered by the applicable Seller Indemnitee. No delay in or failure to give a Seller Claims Notice by the Stockholder Representative to Parent pursuant to this Section 7.7(a) will adversely affect any of the other rights or remedies that the Stockholder Representative has under this Agreement, or alter or relieve Parent or the Surviving Corporation of their obligation to indemnify the applicable Seller Indemnitee except to the extent that they are materially prejudiced thereby.

(b) Notice of Damages by Buyer Indemnitee.

(i) (1) Claims for Indemnification Against the Indemnity Escrow Amount. Subject to the limitations set forth in this Article VII, if any Buyer Indemnitee believes in good faith that it has a claim for indemnification against the Indemnity Escrow Amount pursuant to Section 7.2(a) or 7.2(b) (an “Escrow Claim”), Parent shall, promptly after it becomes aware of such Escrow Claim, notify the Stockholder Representative and the Escrow Agent of such Escrow Claim by means of a written notice (an “Escrow Claims Notice”) specifying the nature, circumstances and amount of such Escrow Claim accompanied by an affidavit of the Chief Executive Officer or Chief Financial Officer of the Surviving Corporation setting forth with reasonable particularity the underlying facts actually known or in good faith believed by the affiant to exist sufficient to establish, as of the date of such affidavit, the basis for the Escrow Claim and setting forth Parent’s good faith calculation of the Damages incurred by the applicable Buyer Indemnitee with respect thereto. The failure by Parent to promptly deliver an Escrow Claim Notice under this Section 7.7(b)(i)(1) will not adversely affect the applicable Buyer Indemnitee’s right to indemnification from the Indemnity Escrow Amount except to the extent the Stockholder Representative is materially prejudiced thereby. If, by 5:00 p.m. New York time on the 30th day following receipt by the Stockholder Representative of an Escrow Claim Notice (the “Dispute Period”), Parent and the Escrow Agent have not received from the Stockholder Representative notice in writing that the Stockholder Representative objects to the Escrow Claim (or the amount of Damages set forth therein) asserted in such Escrow Claim Notice (a “Dispute Notice”), the Escrow Agent shall disburse to Parent from the Indemnity Escrow Amount the amount of Damages specified in the Claim Notice subject to the limitations contained in this Article VII.

(2) Escrow Claim Disputes. If the Stockholder Representative delivers a Dispute Notice to Parent within the Dispute Period, Parent and the Stockholder Representative shall promptly meet and use their reasonable efforts to settle the dispute as to whether and to what extent the Buyer Indemnitees are entitled to indemnification on account of such Escrow Claim. If Parent and the Stockholder Representative are able to reach agreement within 30 days after Parent receives such Dispute Notice, Parent and the Stockholder Representative shall deliver a joint written instruction to the Escrow Agent setting forth such agreement and instructing the Escrow Agent to release funds from the Indemnity Escrow Amount subject to the limitations contained in this Article VII. If Parent and the Stockholder Representative are unable to reach agreement within 30 days after Parent receives such Dispute Notice, then the dispute may be submitted to a court of competent jurisdiction pursuant to Section 7.7(b) by either Parent or the Stockholder Representative. For all purposes of this Article VII, Parent and the Stockholder Representative shall cooperate with and make available to the other party and its respective representatives all information, records and data, and shall permit reasonable access to its facilities and personnel, as may be reasonably required in connection with the resolution of such disputes.

(ii) Claims for Indemnification Against the Equityholders. As soon as is reasonably practicable after a Buyer Indemnitee obtains knowledge of any Damages for which any Buyer Indemnitee is entitled to indemnification pursuant to Section 7.2(b) (other than claims pursuant to Section 7.2(b) for which such Buyer Indemnitee elects to seek indemnification against the Indemnity Escrow Amount), Parent shall give written notice of such Damages (a “Buyer Claims Notice”) to the Stockholder Representative describing the Damages in reasonable detail, and indicate the amount (estimated, if necessary and to the extent feasible) of the Damages that has been or may be suffered by the applicable Buyer Indemnitee. No delay in or failure to give a Buyer Claims Notice by Parent to the Stockholder Representative pursuant to this Section 7.7(b)(ii) will adversely affect any of the other rights or remedies that Parent has under this Agreement, or alter or relieve the Equityholders of their obligation to indemnify the applicable Buyer Indemnitee except to the extent that they are materially prejudiced thereby.

(c) Opportunity to Defend Third Party Claims. In the event of any claim by a third party against any Buyer Indemnitee or Seller Indemnitee for which indemnification is available under this Article VII (whether pursuant to a lawsuit, other legal action or otherwise, a “Third Party Claim”), the party against whom indemnification may be sought hereunder (the “Indemnifying Party”) shall be entitled and, if it so elects, shall be obligated at its own cost, risk and expense, (i) to take control of the defense and investigation of such Third Party Claim and (ii) to pursue the defense thereof in good faith by appropriate actions or proceedings promptly taken or instituted and diligently pursued, including, without limitation, to employ and engage attorneys of its own choice reasonably acceptable to the party seeking indemnification hereunder (the “Indemnified Party”) to handle and defend such Third Party Claim, and (b) the Indemnifying Party shall be entitled (but not obligated), if it so elects, to compromise or settle such claim, which compromise or settlement shall be made only with the written consent of the Indemnified Party, such consent not to be unreasonably withheld or delayed; provided, however, that notwithstanding the foregoing, with respect to any Third Party Claim related to Taxes, the Stockholder Representative, on behalf of the Equityholders, shall be entitled and, if the Stockholder Representative so elects, shall be obligated at its own cost, risk and expense to control the conduct and resolution of any Tax Contest solely with respect to any Taxes that would be subject to indemnification under Article VII, provided, that if any of the issues raised in such Tax Contest could have a material impact on Taxes of the Surviving Corporation for a Tax period or portion thereof beginning on or after the Closing Date (a “Post-Closing Tax Period”), or that are not subject to indemnification under Article VII, then the Stockholder Representative shall afford the Buyer Indemnitees the opportunity to control jointly the conduct and resolution of the portion of such Tax Contest which could have a material impact on Taxes of the Surviving Corporation in any Post-Closing Tax Period or that are not subject to indemnification under Article VII; provided, further, that, if the Indemnifying Party controlling the defense of a Third Party claim is the Stockholder Representative, the consent of the Indemnified Party shall not be necessary in connection with any compromise or settlement of such Third Party Claim that solely involves the payment of monetary damages not exceeding an amount equal to the then remaining portion of the Indemnity Escrow Amount minus the sum of all Damages claimed under then pending (but unresolved) Escrow Claims Notices and do not impact the Taxes or Tax positions of the Surviving Corporation for any Post-Closing Tax Period. In the event the Indemnifying Party elects to assume control of the defense and investigation of such Third Party Claim in accordance with this Section 7.7(c), the Indemnified Party may, at its own cost and expense, participate in the investigation, trial and defense of such Third Party Claim, provided that if the named Persons to a lawsuit or other legal action include both the Indemnifying Party and the Indemnified Party and the Indemnified Party has been advised by counsel that there may be one or more legal defenses available to such Indemnified Party that are different from or additional to those available to the Indemnifying Party, the Indemnified Party shall be entitled, at the Indemnifying Party’s cost, risk and expense, to retain one firm of separate counsel of its own choosing (along with any required local counsel). If the Indemnifying Party fails to assume the defense of such Third Party Claim in accordance with this Section 7.7(c) within 14 days after delivery of the Claim Notice in connection with such Third Party Claim, the Indemnified Party against which such Third Party Claim has been asserted shall (upon delivering notice to such effect to the Indemnifying Party) have the right to undertake the defense, compromise and settlement of such Third Party Claim, and the Indemnifying Party shall be liable for any resulting settlement of such Third Party Claim and for any final judgment with respect thereto (subject to any right of appeal), if any, but only to the full extent otherwise provided in this Agreement. In the event the Indemnifying Party assumes the defense of the claim, the Indemnifying Party shall keep the Indemnified Party reasonably informed of the progress of any such defense, compromise or settlement, and in the event the Indemnified Party assumes the defense of the claim, the Indemnified Party shall keep the Indemnifying Party reasonably informed of the progress of any such defense, compromise or settlement.

(d) Defense of the Garcia Litigation and DuPont Litigation. Notwithstanding anything to the contrary contained in Section 7.7(c):

(i) The Stockholder Representative shall control the defense of the DuPont Litigation until final adjudication or settlement thereof with the respective attorneys handling such defenses as of the date of this Agreement or such other attorneys of its own choice reasonably acceptable to Parent. The Stockholder Representative shall keep Parent reasonably informed of the progress of such defense and any compromise or settlement of the DuPont Litigation. The Stockholder Representative shall be entitled to compromise or settle the DuPont Litigation only with the written consent of Parent, such consent not to be unreasonably withheld or delayed; provided, however, the consent of Parent shall not be necessary in connection with any compromise or settlement of the DuPont Litigation that solely involves the payment of monetary damages and includes a full release of the Company, Parent, the Surviving Corporation and their Subsidiaries.

(ii) Parent shall control the defense of the Garcia Litigation until final adjudication or settlement thereof with the respective attorneys handling such defenses as of the date of this Agreement or such other attorneys of its own choice reasonably acceptable to the Stockholder Representative. Parent shall keep the Stockholder Representative reasonably informed of the progress of such defense and any compromise or settlement of the Garcia Litigation. Parent shall be entitled to compromise or settle the Garcia Litigation only with the written consent of the Stockholder Representative, such consent not to be unreasonably withheld or delayed.

7.8 Adjustment to Merger Consideration. Any payments made pursuant to this Article VII shall be construed as an adjustment to the Merger Consideration.

ARTICLE VIII

TERMINATION

8.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned:

(a) at any time, by mutual written agreement of the Company and Parent;

(b) at any time after August 31, 2005 (the “Outside Date”), by the Company upon written notice to Parent, if the Closing shall not have occurred for any reason other than a breach of this Agreement by the Company or the Stockholder Representative;

(c) at any time after the Outside Date, by Parent upon written notice to the Company, if the Closing shall not have occurred for any reason other than a breach of this Agreement by Parent or Merger Sub;

(d) at any time, by the Company, if any of the conditions contained in Section 6.1 shall have become incapable of fulfillment (other than as a result of a breach of this Agreement by the Company) and remain incapable of fulfillment after 30 days written notice to Parent describing the circumstances which rendered such condition(s) incapable of fulfillment;

(e) at any time, by Parent, if any of the conditions contained in Section 6.2 shall have become incapable of fulfillment (other than as a result of a breach of this Agreement by Parent) and remain incapable of fulfillment after 30 days written notice to the Stockholder Representative describing the circumstances rendering such condition(s) incapable of fulfillment; provided, that, if Parent elects to terminate this Agreement as a result of one or more supplements to the Disclosure Schedule delivered to Parent by the Company pursuant to Section 5.7(b), Parent shall be required to do so within the time period specified therefor in Section 5.7(c); or

(f) no later than 5:00 p.m. (New York time) on April 25, 2005, by Parent, if less than five of the Key Employees have executed and delivered to Parent the form of Employee Confirmation Agreement set forth opposite such Key Employee’s name in Section 8.1(f) of the Disclosure Schedule.

8.2 Procedure and Effect of Termination. In the event of the termination of this Agreement and the abandonment of the transactions contemplated hereby pursuant to Section 7.1, this Agreement shall become void and there shall be no liability on the part of any party hereto except (a) the obligations provided for in this Sections 8.2, 5.2(b) and 5.5 and Article IX shall survive any such termination of this Agreement and (b) nothing herein shall relieve any party from liability for breach of this Agreement.

ARTICLE IX

MISCELLANEOUS

9.1 Further Assurances. From time to time after the Closing Date, at the request of the other party hereto and at the expense of the party so requesting, the parties hereto shall execute and deliver to such requesting party such documents and take such other action as such requesting party may reasonably request in order to consummate the transactions contemplated hereby.

9.2 Stockholder Representative.

(a) Appointment. ASP VUTEK L.L.C. hereby represents and warrants to Parent and Merger Sub that it has been appointed as agent and attorney in fact for and on behalf of the Equityholders (the “Stockholder Representative”). Without limiting the generality of the foregoing, the Stockholder Representative hereby represents and warrants to Parent and Merger Sub that it has full power and authority, on behalf of each Equityholder and its, his or her successors and assigns, to (i) interpret the terms and provisions of this Agreement, including, without limitation, Articles II and VII, and the Escrow Agreement; (ii) execute and deliver all agreements, certificates, statements, notices, approvals, extensions, waivers, undertakings, amendments and other documents required or permitted to be given in connection with the consummation of the transactions contemplated by this Agreement and the Escrow Agreement; (iii) receive service of process in connection with any claims under this Agreement or the Escrow Agreement; (iv) agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the sole judgment of the Stockholder Representative for the accomplishment of the foregoing, including, without limitation, taking all such actions as may be necessary under Articles II and VIII and the Escrow Agreement; (v) give and receive notices and communications; (vi) authorize delivery to Parent of the Adjustment Escrow Amount, the Indemnity Escrow Amount or any portion thereof and any interest earned thereon in accordance with this Agreement and the Escrow Agreement; (vii) object to such deliveries; (viii) distribute the proceeds from the consummation of the transactions contemplated by this Agreement, including, without limitation, the Adjustment Escrow Amount, the Indemnity Escrow Amount and any interest earned thereon, to the Equityholders in accordance with this Agreement; (ix) receive funds and give receipt for funds under the Escrow Agreement; (x) authorize the removal of the Escrow Agent and the appointment of a successor escrow agent in accordance with the terms of the Escrow Agreement; (xi) receive funds and give receipt for funds under this Agreement, including in respect of Article II; and (xii) take all actions necessary or appropriate in the sole judgment of the Stockholder Representative on behalf of the Equityholders in connection with this Agreement and the Escrow Agreement.

(b) Successors. Such agency may be changed by the holders of a majority in interest of the Adjustment Escrow Amount and Indemnity Escrow Amount (taken together) (collectively, the “Majority-in-Interest”) from time to time upon not less than 10 days’ prior written notice to Parent. The Stockholder Representative, or any successor hereafter appointed, may resign at any time by written notice to Parent and the Equityholders. A successor Stockholder Representative will be named by a Majority-in-Interest within five Business Days of such resignation. All power, authority, rights and privileges conferred herein to the Stockholder Representative will apply to any successor Stockholder Representative.

(c) Liability. The Stockholder Representative will not be liable for any act done or omitted under this Agreement or the Escrow Agreement as Stockholder Representative while acting in good faith, and any act taken or omitted to be taken pursuant to the advice of counsel will be conclusive evidence of such good faith.

(d) Reliance. From and after the Effective Time, each of Parent, Merger Sub and the Surviving Corporation is entitled to deal exclusively with the Stockholder Representative on all matters relating to this Agreement and the Escrow Agreement and each agrees to deal with the Stockholder Representative on an exclusive basis. A decision, act, consent or instruction of the Stockholder Representative constitutes a decision of all the Equityholders. Such decision, act, consent or instruction is final, binding and conclusive upon each Equityholder and the Escrow Agent and Parent, Merger Sub and the Surviving Corporation may rely upon any decision, act, consent or instruction of the Stockholder Representative. Notices or communications to or from the Stockholder Representative will constitute notice to or from each of the Equityholders.

9.3 Notices. All notices, requests, demands, waivers and communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered (i) by hand (including by reputable overnight courier), (ii) by mail (certified or registered mail, return receipt requested) or (iii) by telecopy facsimile transmission (receipt of which is confirmed):

(a) If to Parent and Merger Sub or, after the Closing, the Surviving Corporation, to:

Electronics For Imaging, Inc.

303 Velocity Way

Foster City, California 94404

Telecopy: (650) 357-3776

Attention: James Etheridge, Esq.

with a copy to:

Latham & Watkins LLP

135 Commonwealth Drive

Menlo Park, California 94025

Telecopy: (650) 463-2600

Attention: Robert A. Koenig, Esq.

(b) If to the Company prior to the Closing, or the Stockholder Representative, to:

c/o ASP VUTEK L.L.C.

666 Third Avenue

New York, New York 10017

Telecopy: (212) 697-5524

Attention: Paul Rossetti and Matthew F. LeBaron

with a copy to:

Kaye Scholer LLP

425 Park Avenue

New York, New York 10022

Telecopy: (212) 836-8689

Attention: Emanuel Cherney, Esq.

or to such other person or address as any party shall specify by notice in writing to the other party. All such notices, requests, demands, waivers and communications shall be deemed to have been given (i) on the date on which so hand-delivered, (ii) on the third business day following the date on which so mailed and (iii) on the date on which telecopied and confirmed, except for a notice of change of address, which shall be effective only upon receipt thereof.

9.4 Exhibits and Schedules. Any matter, information or item disclosed in the schedules delivered by the Company or in any of the Exhibits attached hereto, under any specific representation or warranty or schedule number hereof, shall be deemed to have been disclosed for all purposes of this Agreement in response to every representation or warranty in this Agreement in respect of which such disclosure is reasonably apparent. The inclusion of any matter, information or item in any schedule to this Agreement shall not be deemed to constitute an admission of any liability by any Company to any third party or otherwise imply, that any such matter, information or item is material or creates a measure for materiality for the purposes of this Agreement.

9.5 Amendment, Modification and Waiver. This Agreement may be amended, modified or supplemented at any time by written agreement of the parties hereto. Any failure of the Company to comply with any term or provision of this Agreement may be waived by Parent and Merger Sub, and any failure of Parent and Merger Sub to comply with any term or provision of this Agreement may be waived by Stockholder Representative, at any time by an instrument in writing signed by or on behalf of such other party, but such waiver shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure to comply.

9.6 Entire Agreement. This Agreement, the Disclosure Schedule, the Ancillary Agreements and the exhibits, schedules and other documents referred to herein and therein, which form a part hereof and thereof, contain the entire understanding of the parties hereto with respect to the subject matter hereof. This Agreement supersedes all prior agreements and understandings, oral and written, with respect to its subject matter.

9.7 Severability. Should any provision of this Agreement for any reason be declared invalid or unenforceable, such decision shall not affect the validity or enforceability of any of the other provisions of this Agreement, which other provisions shall remain in full force and effect and the application of such invalid or unenforceable provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall be valid and be enforced to the fullest extent permitted by law.

9.8 Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, successors and permitted assigns, but except as contemplated herein, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, directly or indirectly, by any party without the prior written consent of the other parties hereto, except that Parent and Merger Sub may assign all or any portion of its rights hereunder to one or more of its affiliates, provided that, no such assignment shall relieve Parent and Merger Sub of its obligations hereunder.

9.9 No Third-Party Beneficiaries. Other than the Stockholders, Optionholders and the current and former officers, directors and employees of the Company pursuant to Section 5.8, this Agreement is not intended and shall not be deemed to confer upon or give any Person not a party or a permitted assign of a party to this Agreement.

9.10 Fees and Expenses Transfer Taxes. (a) Subject to Article II and Section 5.6, whether or not the transactions contemplated hereby are consummated pursuant hereto, each party hereto shall pay all fees and expenses incurred by it or on its behalf in connection with this Agreement, and the consummation of the transactions contemplated hereby.

(b) The Parent and Merger Sub shall be liable for and shall pay all applicable sales, transfer, recording, deed, stamp and other similar taxes, including, without limitation, any real property transfer or gains taxes (if any), resulting from the consummation of the transactions contemplated by this Agreement.

9.11 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

9.12 Interpretation. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement. As used in this Agreement, the term “Person” shall mean and include an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an unincorporated organization and a government or any department or agency thereof. As used in this Agreement, the term “Affiliate” shall have the meaning set forth in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended.

9.13 Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

9.14 Forum; Service of Process. Any legal suit, action or proceeding brought by any party or any of its affiliates arising out of or based upon this Agreement shall only be instituted in any federal or state court in New York County, New York, the federal court in the Northern District of California or any state court located in San Mateo County, California, and each party waives any objection which it may now or hereafter have to the laying of venue of any such proceeding, and irrevocably submits to the jurisdiction of such courts in any such suit, action or proceeding.

9.15 Governing Law. This Agreement shall be governed by the laws of the State of New York, excluding choice of law principles that would require the application of the laws of a jurisdiction other than the State of New York.

9.16 WAIVER OF JURY TRIAL. TO THE FULLEST EXTENT PERMITTED BY LAW, THE PARTIES HERETO HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS TRANSACTION. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THE PARTIES HERETO ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS. THE PARTIES HERETO FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS OR HIS, AS THE CASE MAY BE, LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE TRANSACTIONS CONTEMPLATED HEREBY. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

ARTICLE X

DEFINITIONS

“401(k) Plan” — as defined in Section 5.12.

“Acquisition Proposal” means any offer or proposal concerning any (i) merger, consolidation, business combination, or similar transaction involving the Company or any Subsidiary, (ii) sale, lease or other disposition directly or indirectly by merger, consolidation, business combination, share exchange, joint venture, or otherwise of assets of the Company or any Subsidiary representing 10% or more of the consolidated assets of the Company and the Subsidiaries, (iii) issuance, sale, or other disposition of (including by way of merger, consolidation, business combination, share exchange, joint venture, or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for such securities) representing 10% or more of the voting power of the Company or (iv) transaction in which any Person shall acquire beneficial ownership, or the right to acquire beneficial ownership or any group shall have been formed which beneficially owns or has the right to acquire beneficial ownership of 10% or more of the outstanding voting capital stock of the Company or (v) any combination of the foregoing (other than the Merger).

“Action” means any action, order, writ, injunction, judgment or decree outstanding or claim, suit, litigation, proceeding, investigation or dispute.

“Adjustment Escrow Amount” means $2,500,000.

“Affiliate” — as defined in Section 9.12.

“Aggregate Per Option Amount” — as defined in Section 2.3(a).

“Aggregate Per Share Consideration” — as defined in Section 2.1(c).

“Aggregate Per Warrant Amount” — as defined in Section 2.3(b).

“Agreement” — as defined in the preamble of this Agreement.

“Ancillary Agreements” means the Escrow Agreement and the other agreements contemplated by this Agreement to be entered into on or prior to the Closing Date, other than the Employee Confirmation Agreements.

“Applicable Accounting Principles” means GAAP applied in a manner consistent with the preparation of the Balance Sheet.

“Applicable Law” means any statute, law, ordinance, rule or regulation of a Governmental Authority applicable to the Company, Parent, Merger Sub or any of their respective assets, as the case may be.

“Arbitration Firm” means Deloitte & Touche LLP (Chicago office) or, if such firm is unable or unwilling to act, such other nationally recognized independent public accounting firm as shall be agreed upon by Parent and the Stockholder Representative in writing.

“Audited Financial Statements” — as defined in Section 5.10(b).

“Balance Sheet” — as defined in Section 3.5.

“Basket” — as defined in Section 7.5(a).

“Business Day” means any day other than a Saturday, Sunday or a day on which banks in New York are authorized or obligated by Applicable Law or executive order to close.

“Buyer Agreements” — as defined in Section 4.1.

“Buyer Basket” — as defined in Section 7.6(a).

“Buyer Claims Notice” — as defined in Section 7.7(b)(ii).

“Buyer Indemnitees” — as defined in Section 7.2.

“Certificate of Merger” — as defined in Section 1.2.

“Certificates” — as defined in Section 2.3(a).

“Closing” — as defined in Section 1.3.

“Closing Date” — as defined in Section 1.3.

“COBRA” — as defined in Section 3.11(g).

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Share” — as defined in Section 2.1(c).

“Companies” — as defined in Section 7.2.

“Company” — as defined in the preamble of this Agreement.

“Company Common Stock” means the common stock, par value $0.01 per share, of the Company.

“Company Debt” means all amounts outstanding under the Credit Agreement and all other Indebtedness of the Company .

“Company’s Knowledge” means the actual knowledge after reasonable inquiry of Larry D. Greene, Arthur L. Cleary, Daniel F. Harrington, Joseph Lahut, Kevin M. Sykes, Gary W. Van Scoter, Raymond Huizenga and Scott R. Schinlever; provided, however, that, for purposes of Section 3.5(b), “Company’s Knowledge” shall be limited to the actual knowledge of such individuals.

“Confidentiality Agreement” — as defined in Section 5.2(b).

“Credit Agreement” means a Credit and Guaranty Agreement by and among VUTEk, Inc., its Subsidiaries party thereto from time to time including Inkware LLC as Guarantors, the Lenders party thereto from time to time, Goldman Sachs Credit Partners L.P. as Lead Arranger, Sole Book Runner and Syndication Agent and General Capital Corporation as Administrative Agent and as Collateral Agent, dated June 25, 2004.

“Current Assets” means, as of any date, the consolidated current assets of the Company and the Subsidiaries, which current assets shall include only the assets which would be classified as current assets under GAAP.

“Current Liabilities” means, (i) as of any date, the consolidated current liabilities of the Company and the Subsidiaries, which current liabilities shall include only the liabilities which would be classified as current liabilities under GAAP and (ii) for purposes of preparing the Working Capital Statement and calculating Final Working Capital, shall include any Seller Expense which remains unpaid as of the Closing Date at the time the Seller Expenses are paid under Section 2.2.

“Damages” means any damage, claim, loss, cost, Tax, diminution or reduction of Tax attributes, liability or expense, including, without limitation, court costs, expenses of investigation and reasonable attorneys’ fees and expenses, diminution of value, lost profits, response action, removal action or remedial action, but shall exclude any punitive damages.

“DGCL” — as defined in the recitals to this Agreement.

“Disclosure Schedule” — as defined in the introductory paragraph to Article III.

“Dissenting Shares” — as defined in Section 2.1(d).

“Dispute Period” — as defined in Section 7.7(b).

“Dispute Notice” — as defined in Section 7.7(b).

“Downward Adjustment Amount” — as defined in Section 2.6(d).

“DuPont Litigation” means the lawsuit entitled E.I. DuPont and NeMours and Co. v. VUTEk, Inc., (Case No. 04C- 07-078 MMJ, Superior Court of the State of Delaware in and for New Castle County) and any other lawsuit or proceeding brought by E.I. DuPont and NeMours and Co. and/or its Affiliates against Parent, the Company, the Surviving Corporation or any of their Affiliates alleging the same, or a substantially similar, set of facts as alleged in such case.

“Effective Time” — as defined in Section 1.2.

“Employee Confirmation Agreement” means an employee confirmation agreement in the form attached hereto as Exhibit 8.1(f)(i) or an employment agreement in the form attached hereto as Exhibit 8.1(f)(ii).

“Encumbrance” means any claim, lien, pledge, option, charge, easement, unpaid Tax assessment, security interest, deed of trust, mortgage, right-of-way, encroachment, building or use restriction, conditional sales agreement, encumbrance or other right of third parties, whether voluntarily incurred or arising by operation of law, and includes any agreement to give any of the foregoing in the future, and any contingent sale or other title retention agreement or lease in the nature thereof.

“Environmental Laws” means any federal, state, local or foreign statute, law, ordinance, regulation, rule, code or Order and any legally enforceable judicial or administrative interpretation thereof, including (i) the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), the Emergency Planning and Community Right-To-Know Act, the Solid Waste Disposal Act, the Resource Conservation and Recovery Act, the Clean Air Act, the Water Pollution Control Act, the Toxic Substances Control Act, the Hazardous Materials Transportation Act, and the Occupational Safety and Health Act, each as amended and supplemented, and any regulations promulgated pursuant to such laws, and any analogous state or local statutes or regulations, and (ii) any judicial or administrative Order, permit or authorization, in each case having the force and effect of law, relating to the pollution, protection, investigation or restoration of the environment, health and safety as affected by the environment or natural resources, including, without limitation, those relating to the use, handling, presence, transportation, treatment, storage, disposal, release, threatened release or discharge of Hazardous Materials or noise, odor, wetlands, pollution or contamination.

“Equity Interest” means any share, capital stock, partnership, member or similar interest in any entity, and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.

“Equityholders” means the Stockholders, Optionholders and Warrantholders.

“ERISA” — as defined in Section 3.11(a).

“ERISA Affiliate” means any entity which is (or at any relevant time was) a member of a “controlled group of corporations” with, under “common control” with, or a member of an “affiliated service group” with, or otherwise required to be aggregated with, the Company pursuant to Sections 414(b), (c), (m) or (o) of the Code.

“Escrow Agent” means JP Morgan Chase Bank, N.A.

“Escrow Agreement” means an agreement by and among Parent, the Escrow Agent and the Stockholders Representative substantially in the form of Exhibit 2.2, executed and delivered at the Closing.

“Escrow Claim” — as defined in Section 7.7(b)(i)(1).

“Escrow Claim Notice” — as defined in Section 7.7(b)(i)(1).

“Final Working Capital” — as defined in Section 2.6(a).

“Financial Statements” — as defined in Section 3.5.

“GAAP” — as defined in Section 3.5.

“Garcia Litigation” means the lawsuit entitled Veda Marie Garcia, et al., v. Allied Diagnostics Imaging Resources, et al. (Case No. BC310867, Superior Court of the State of California for the County of Los Angeles) and any other lawsuit or proceedings brought by Veda Marie Garcia or her heirs, successors or assigns against Parent, the Company, the Surviving Corporation or any of their Affiliates alleging the same, or a substantially similar set of facts as alleged in such case.

“Governmental Approval” means any consent, approval, order, or authorization of, or registration, declaration or filing with any Governmental Authority.

“Governmental Authority” means any government or political subdivision, whether federal, state, local or foreign, or any agency or instrumentality of any such government or political subdivision, or any federal, state, local or foreign court or arbitrator.

“Hazardous Materials” means (i) any petroleum, petroleum products, byproducts or breakdown products, radioactive materials, asbestos-containing materials or polychlorinated biphenyls or (ii) any chemical, material or other substance defined or regulated as toxic or hazardous or as a pollutant or contaminant or waste under any applicable Environmental Law.

“Hazardous Substances” — as defined in Section 3.16.

“HIPAA” — as defined in Section 3.11(f).

“HSR Act” means the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“HSR Filing” — as defined in Section 5.6.

“Indebtedness” means, without duplication, all indebtedness of the Company and the Subsidiaries for borrowed money or in the form of deferred consideration related to the purchase of any capital asset, including any amount due under any earn-out or contingent payment arrangement, together with all accrued interest thereon, all liabilities under all capital leases, retroactive insurance premium obligations, interest rate swap and hedging obligations, if any, and all other indebtedness under derivatives, swap or exchange agreements, letter of credit reimbursement agreements and other obligation for any guaranty of the indebtedness of any other Person, together with all accrued interest thereon, and in each such case all premiums, penalties, breakage costs, unwind costs, fees, termination costs, redemption costs, expenses and other charges with respect to any thereof.

“Indemnity Escrow Amount” means $15,000,000.

“Intellectual Property” — as defined in Section 3.9(b).

“IRS” — as defined in Section 3.11(b).

“Key Employees” the individuals set forth in Section 8.1(f) of the Disclosure Schedule.

“Letter of Transmittal” — as defined in Section 2.4(a).

“Licenses-In” — as defined in Section 3.9(a).

“Liens” means, with respect to any specified asset, any and all liens, claims, encumbrances, options, pledges and security interests thereon except for Permitted Liens and, with respect to Real Property, Real Estate Permitted Liens.

“Majority-in-Interest” — as defined in Section 9.2(b).

“Material Adverse Effect” means any materially adverse effect on or material adverse change with respect to (a) the business, operations, assets, liabilities, condition (financial or otherwise), or results of operations of the Company and the Subsidiaries taken as a whole, other than effects or changes: (i) resulting from general economic conditions or the financial or securities markets generally; (ii) occurring generally in the Company’s industry; (iii) resulting from the transactions contemplated by this Agreement or the announcement to third parties and the public of the transactions contemplated by this Agreement; (iv) resulting from changes in laws or GAAP after the date hereof; or (v) resulting from an outbreak or escalation of hostilities involving any country where the Company does business, the declaration by any country where the Company does business of a national emergency or war, or the occurrence of any acts of terrorism and any actions or reactions thereto or (b) the right or ability of the Company to consummate any of the transactions contemplated by this Agreement without material delay.

“Material Contract” — as defined in Section 3.13.

“Merger” — as defined in the recitals of this Agreement.

“Merger Consideration” means (i) the sum of (a) $281,000,000, (b) the sum of all of the exercise prices for all of the Options (other than the Tranche B Options) and Warrants and (c) the Working Capital Overage, if any, minus (ii) the sum of (a) the aggregate amount of Company Debt outstanding immediately prior to the Effective Time, (b) the Seller Expenses to the extent unpaid prior to the Closing Date, (c) the Working Capital Underage, if any, (d) the Adjustment Escrow Amount and (e) the Indemnity Escrow Amount.

“Merger Sub” — as defined in the preamble of this Agreement.

“Merger Sub Common Stock” — as defined in Section 2.1(a).

“Net Working Capital” means, at any date, the excess of (i) all Current Assets as of such date, over (ii) all Current Liabilities as of such date.

“Nonqualified Stock Option Plan” means the Nonqualified Stock Option Plan of the Company, as approved by the Company’s board of directors on April 24, 2000.

“Notice of Disagreement” — as defined in Section 2.6(b).

“Option” means each option or other right, issued and outstanding immediately prior to the Effective Time, to purchase Company Common Stock, granted under any Option Plan.

“Option Consideration” — as defined in Section 2.3(a).

“Option Plan” means any stock option plan or agreement of the Company, including the Nonqualified Stock Option Plan, the Company’s Tranche A Agreement and Tranche B Agreement, and the Stock Option Agreements of Arthur Cleary, Gerald O’Neil and Douglas Keslin, each dated April 18, 2000.

“Optionholders” means the holders of the Options.

“Order” means any award, decision, judgment, injunction, order, ruling subpoena, decree or verdict entered, issued, made or rendered by any Governmental Authority.

“Outside Date” — as defined in Section 7.1(b).

“Parent” — as defined in the preamble of this Agreement.

“Payment Certificate” — as defined in Section 2.2.

“Payoff Letters” means the letter or letters provided by the lender or lenders under the Company Debt in connection with the repayment thereof at the Effective Time as contemplated by Section 2.2.

“PBGC” — as defined in Section 3.11(i).

“Pension Plan” — as defined in Section 3.11(a).

“Per Option Amount” — as defined in Section 2.3(a).

“Per Share Amount” means the quotient obtained by dividing (a) the Merger Consideration, by (b) the aggregate number of shares of Company Common Stock, Options (other than the Tranche B Options) and Warrants outstanding immediately prior to the Effective Time.

“Per Share Portion” means, for each Common Share, Option (other than the Tranche B Options) or Warrant, the quotient obtained by dividing (a) one, by (b) the aggregate number of Common Shares, Options (other than the Tranche B Options) and Warrants outstanding immediately prior to the Effective Time.

“Per Warrant Amount” as defined in Section 2.3(b).

“Permitted Liens” means (i) mechanics’, carriers’, or workmen’s, repairmen’s or similar Liens arising or incurred in the ordinary course of business; (ii) Liens for taxes, assessments and any other governmental charges which are not due and payable or which may hereafter be paid without penalty or which are being contested in good faith by appropriate proceedings; (iii) other imperfections of title or encumbrances, if any, which imperfections of title or other encumbrances, individually or in the aggregate, do not materially impair the use or value of the property to which they relate; (iv) any other Liens that will be terminated at or prior to Closing in accordance with this Agreement; and (v) Liens relating to the operating leases of equipment set forth on Section 3.13(g) of the Disclosure Schedule.

“Person” — as defined in Section 9.12.

“Personal Property” — as defined in Section 3.7(a).

“Plan” and “Plans” — as defined in Section 3.11(a).

“Post-Closing Tax Period” — as defined in Section 7.7(c).

“Product Liability” means any property damage or bodily injury arising as a result of the intended or any foreseeable use of products manufactured, sold or distributed by the Company.

“Proportionate Percentage” means, for each Equityholder who is a signatory to this Agreement for purposes of Article VII, the quotient obtained by dividing (a) the aggregate number of Common Shares, Options (other than the Tranche B Options)and Warrants held by such Equityholder immediately prior to the consummation of the transactions contemplated hereby, by (b) the aggregate number of Common Shares, Options (other than the Tranche B Options) and Warrants held by all Equityholders who are signatories to this Agreement for purposes of Article VII immediately prior to the consummation of the transactions contemplated hereby.

“Proprietary Rights” means all (i) U.S. and foreign patents and patent applications and disclosures relating thereto (and any patents that issue as a result of those patent applications), and any renewals, reissues, reexaminations, extensions, continuations, continuations-in-part, divisions and substitutions relating to any of the patents and patent applications, as well as all related foreign patent and patent applications that are counterparts to such patents and patent applications, (ii) U.S. and foreign trademarks, service marks, trade dress, logos, trade names and corporate names and the goodwill associated therewith and registrations and applications for registration thereof, (iii) U.S. and foreign copyrights and rights under copyrights, including moral rights, and registrations and applications for registration thereof, (iv) U.S. and foreign mask work rights and registrations and applications for registration thereof, (v) Trade Secrets, (f) URL and domain name registrations, (vi) inventions (whether or not patentable) and improvements thereto, (vii) all works of authorship (whether or not copyrightable), (viii) all Software, (ix) all claims and causes of action arising out of or related to infringement or misappropriation by any of the foregoing, (x) other proprietary rights, (xi) copies and tangible embodiments thereof (in whatever form or medium) and (xii) licenses (whether or not labeled as such) from third parties granting any rights with respect to any of the foregoing.

“Real Estate Permitted Liens” means:

(i) All building codes and zoning ordinances and other laws, ordinances, regulations, rules, orders or determinations of any federal, state, county, municipal or other Governmental Authority heretofore, now or hereafter enacted, made or issued by any such Governmental Authority affecting the Real Property, or any portion thereof, which do not impair in any material respect the use of the Real Property to which they relate;

(ii) All easements, rights-of-way, servitudes, covenants, conditions, restrictions, reservations, licenses, agreements, imperfections of title and other similar matters which do not impair in any material respect the use of the Real Property to which they relate;

(iii) All electric power, telephone, gas, sanitary sewer, storm sewer, water, steam, compressed air and other utility lines, pipelines, service lines and similar facilities now located on, over or under the Real Property, and all licenses, easements, flowage rights, rights-of-way and other similar agreements relating thereto granted in the ordinary course of business which do not impair in any material respect the use of the Real Property to which they relate;

(iv) The liens of taxes and assessments not yet due and payable or which may hereafter be paid without penalty or which are being contested in good faith by appropriate proceedings;

(v) All existing public and private roads and streets (whether dedicated or undedicated), and all railroad lines and rights-of-way affecting the Real Property;

(vi) The Real Property Leases;

(vii) Mechanics’, carriers’, or workmen’s repairmen’s or similar Liens arising or incurred in the ordinary course of business; and

(viii) Any Liens that will be terminated at or prior to Closing in accordance with this Agreement.

“Real Property” — as defined in Section 3.8(a).

“Real Property Lease” — as defined in Section 3.8(a).

“Reserve Shares” — as defined in Section 2.3(c).

“Secretary of State” — as defined in Section 1.2.

“Seller Agreements” — as defined in Section 3.1.

“Seller Claims Notice” — as defined in Section 7.7(a).

“Seller Indemnitees” — as defined in Section 7.3.

“Seller Expenses” means all costs, fees and expenses incurred by the Company in connection with the consummation of the transactions contemplated hereby, including, without limitation, any brokerage fees, commissions, finders’ fees or financial advisory fees and the fees and expenses of Kaye Scholer LLP and American Securities Capital Partners, L.P.

“Software” means computer software, programs and databases in any form, including Internet web sites, web content and links, source code, executable code, tools, developers kits, utilities, graphical user interfaces, menus, images, icons, and forms, and all versions, updates, corrections, enhancements and modifications thereof, and all related documentation, developer notes, comments and annotations related thereto.

“Stockholder Representative” — as defined in Section 8.2.

“Stockholders” means the holders of the Company Common Stock.

“Straddle Period” — as defined in Section 5.9(b).

“Subsidiaries” — as defined in Section 3.3.

“Surviving Corporation” — as defined in Section 1.1.

“Surviving Corporation Common Stock” — as defined in Section 2.1(a).

“Target Working Capital” means $25,460,000.

“Tax” (including “Taxes”) means all U.S. federal, state, local, non-U.S. and other net income, gross income, gross receipts, sales, use ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties or other taxes of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto.

“Tax Return” means any return, declaration, report, claim for refund, statement, information return or statement or other document required to be filed with respect to Taxes including any schedule thereto, and including any amendment thereof.

“Third Party Claim” — as defined in Section 7.7(c).

“Trade Secrets” means all trade secrets and confidential business information (including ideas, formulas, compositions, know-how, research and development information, software, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans marketing mailing and e-mail lists, and customer and supplier mailing and e-mail lists and information).

“Tranche B Options” means the Options granted to Arthur L. Cleary and Joseph Lahut under the Company’s Tranche B Option Plan.

“Upward Adjustment Amount” — as defined in Section 2.6(e).

“WARN Act” — as defined in Section 3.15.

“Warrant” means each warranty to purchase Company Common Stock, in each case issued and outstanding immediately prior to the Effective Time.

“Warrant Consideration” — as defined on Section 2.3(b).

“Warrantholder” means a holder of a Warrant.

“Welfare Plan” — as defined in Section 3.11(a).

“Working Capital Estimate” — as defined in Section 2.5.

“Working Capital Overage” — as defined in Section 2.5.

“Working Capital Statement” — as defined in Section 2.6(a).

“Working Capital Underage” — as defined in Section 2.5.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

VUTEK, INC.
By:	/s/ Larry D. Green

	Name:	Larry D. Green

	Title:	Chief Executive Officer

ELECTRONICS FOR IMAGING, INC.

By:	/s/ Guy Gecht

	Name:	Guy Gecht

	Title:	Chief Executive Officer

EFI MERGER SUB, INC.

By:	/s/ Joseph Cutts

	Name:	Joseph Cutts

	Title:	President / Chief Executive Officer

The undersigned hereby agrees to serve as the Stockholder Representative in connection with the Merger Agreement by and among VUTEk, Inc., Electronics For Imaging, Inc. and EFI Merger Sub, Inc., dated as of April 14, 2005, and the Escrow Agreement, dated as of the Closing Date, by and among VUTEk, Inc., Electronics For Imaging, Inc. and JP Morgan Chase Bank, N.A., as escrow agent, and hereby agrees to act and perform its obligations thereunder.

ASP VUTEK L.L.C.
By:	/s/ Michael G. Fisch

	Name:	Michael G. Fisch

	Title:	President of American Securities Capital Partners GP Corp., the general partner of American Securities Capital Partners, L.P., the managing member of ASP VUTEK L.L.C.

The undersigned Equityholder hereby agrees to the provisions of Article VII of the Merger Agreement, dated as of April 14, 2005 (the “Merger Agreement”) by and among VUTEk, Inc., Electronics For Imaging, Inc. and EFI Merger Sub, Inc. and hereby agrees to become a party to the Merger Agreement for purposes of Article VII only.

EQUITYHOLDER,

ASP VUTEK L.L.C.
By:	/s/ Michael G. Fisch

	Name:	Michael G. Fisch

	Title:	President of American Securities Capital Partners GP Corp., the general partner of American Securities Capital Partners, L.P., the managing member of ASP VUTEK L.L.C.